UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

TRECORA RESOURCES

(Name of Registrant as specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Fee paid previously with preliminary materials.

☐
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1650 Hwy 6 South, Suite 190
Sugar Land, TX  77478
(409) 385-8300

April 12, 2016

To Our Stockholders:

On behalf of the Board of Directors, I cordially invite you to attend the 2016 Annual Stockholders’ Meeting on Tuesday, May 17, 2016, at 11:00 a.m., Central Daylight Time.  The meeting will be held at the Sugar Land Marriott, 16090 City Walk, Sugar Land, Texas 77479.  If you plan to attend the meeting, please RSVP to 281-980-5522.

Matters to be acted upon at the meeting are described in the attached Notice of 2016 Annual Meeting of Stockholders and Proxy Statement.  We have also included a copy of our Annual Report on Form 10-K for the year ended December 31, 2015, for your review.

Your vote on the business to be considered at the meeting is important regardless of the number of shares you own.  Whether or not you plan to attend, please vote your proxy promptly in accordance with the instructions on the enclosed proxy card.  If you do attend the meeting, you may, of course, withdraw your proxy should you wish to vote in person.

Sincerely,

/s/ Nicholas Carter
Nicholas Carter
Chairman of the Board

2015 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END	46
2015 OUTSTANDING EQUITY AWARDS VESTING SCHEDULE	47
2015 PENSION BENEFITS	48

OTHER BUSINESS	48

TRECORA RESOURCES
(“TREC”)
1650 Hwy 6 South, Suite 190
Sugar Land, TX  77478
(409) 385-8300

NOTICE OF 2016 ANNUAL MEETING OF STOCKHOLDERS

Time and Date:		11:00 a.m. – 12:00 noon CDT, May 17, 2016

Place:		Sugar Land Marriott
16090 City Walk
Sugar Land, TX 77479
Items of Business:	(1)	Re-election of members to the Board of Directors
	(2)	Ratification of the selection of BKM Sowan Horan, LLP as the Company’s independent registered public accounting firm for 2016
	(3)	Advisory vote on executive compensation
	(4)	Consider and act upon such other business as may properly come before the meeting.

Adjournments and Postponements:
Any action on the items of business described above may be considered at the annual meeting at the time and on the date specified above or at any time and date to which the annual meeting may be properly adjourned or postponed.

Record Date:
You are entitled to vote only if you were a Trecora Resources stockholder of record as of the close of business on March 28, 2016.  Your vote is important. We encourage you to vote by proxy, even if you plan to attend the meeting.  You may vote your proxy by telephone, Internet or mail.  A toll-free telephone number and website address are included on your proxy card.

Meeting Admission:
You are entitled to attend the annual meeting only if you were a Trecora Resources stockholder of record as of the close of business on March 28, 2016, or hold a valid proxy for the annual meeting.  You should be prepared to present photo identification for admittance.  If you are not a stockholder of record but hold shares through a broker, trustee or nominee, you should provide proof of beneficial ownership as of the record date, such as your most recent account statement prior to March 28, 2016, a copy of the voting instruction card provided by your broker, trustee or nominee, or similar evidence of ownership.  If you do not provide photo identification and comply with the other procedures outlined above, you will not be admitted to the annual meeting.

Webcast:		www.ir.trecora.com

This notice of annual meeting and proxy statement and form of proxy are being distributed on or about April 12, 2016.

/s/ Connie Cook
Connie Cook, Secretary

PROXY STATEMENT

GENERAL EXPLANATION OF MATERIALS INCLUDED

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Trecora Resources, a Delaware corporation (the “Company”), for the Company’s Annual Meeting of Stockholders which is scheduled to take place on May 17, 2016.  This proxy statement provides a description of the business matters to be covered at the annual meeting.  As a stockholder, you are entitled and encouraged to attend the annual meeting and to vote on the matters described in this proxy statement.  Detailed information on voting is provided below.

In addition to notifying you of the upcoming annual meeting of stockholders, we request your vote on the matters to be covered at the annual meeting.  In making this solicitation, the Company will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. Proxies may be solicited in person by our employees, or by mail, courier, telephone, email, or facsimile.  We estimate that approximately $25,000 will be spent in connection with the solicitation of stockholders.  This amount does not include salaries or wages of regular employees or officers who may assist with this solicitation.

This proxy statement includes the following abbreviations:
(1)	TREC – Trecora Resources
(2)	TOCCO – Texas Oil & Chemical Co. II, Inc. – wholly owned subsidiary and parent of SHR and TC
(3)	SHR – South Hampton Resources, Inc. – Petrochemical segment
(4)	TC – Trecora Chemical – Specialty wax segment
(5)	AMAK – Al Masane Al Kobra Mining Company – Mining investment – 35% ownership
(6)	PEVM – Pioche Ely Valley Mines, Inc. – Inactive mine - 55% ownership

Specific Items of Business

The following three proposals will be presented at the meeting for your vote.  Space is provided in the accompanying proxy card to vote for, against, or abstain from voting on each of the proposals. If you vote using the telephone or Internet, you will be instructed how to vote on these issues.
(1)	The re-election of directors,

(2)	The ratification of selection of independent registered public accounting firm, and

(3)	The advisory vote on executive compensation.

QUESTIONS AND REQUESTS FOR ADDITIONAL INFORMATION

Questions regarding the annual meeting, this proxy statement, voting or otherwise should be directed to the individual listed below at the provided contact information.  The following proxy materials should be included with this mailing: (1) Notice of Annual Meeting of Stockholders; (2) proxy statement; (3) proxy card (or voting instruction card for beneficial owners) with pre-addressed envelope; and (4) The Company’s 2015 Report on Form 10-K.  If any portion of the proxy materials appears to be missing, or if you would like an additional copy of the proxy materials, please contact the individual below at the listed contact information for a free copy.

Connie Cook
Trecora Resources
P. O. Box 1636
Silsbee, TX  77656

Our proxy statement and 2015 Report on Form 10-K may also be accessed on our website at www.trecora.com.

Request for Multiple Copies of Proxy Materials

Please note that if multiple stockholders reside at the same address, only one set of proxy materials has been provided, unless the Company received contrary instructions from one or more of the stockholders.  To request a separate copy of the proxy materials, or to request to receive separate copies of the proxy materials in the future, contact Connie Cook at the above address, and a free copy will be promptly delivered to you.

Request for Single Copy of Proxy Materials

If you share an address with one or more shareholders and are currently receiving multiple sets of proxy materials, you may request delivery of a single set of proxy materials by contacting Connie Cook at the above address.

VOTING

Company stockholders of record are entitled to vote on the items of business described in this proxy statement.  Stockholders of record may (1) attend the annual meeting and vote their shares in person; (2) vote by submitting a proxy; or (3) vote electronically via the Internet or by telephone.  Beneficial owners may (1) attend the annual meeting and vote their share in person only if they obtain a legal proxy from their broker, trustee or nominee; (2) vote by submitting voting instructions; or (3) vote electronically via the Internet or by telephone.

Voting Securities, Record Date

Shareholders of record at the close of business on March 28, 2016, (the “record date”) are entitled to vote at the meeting and any adjournment or postponement of the meeting.  On the record date, there were 24,502,346 shares of common stock ($0.10 par value) issued and outstanding.

Stockholder of Record

If your shares are registered directly in your name, you are the stockholder of record of those shares, and these proxy materials are being sent directly to you by the Company.  As a stockholder of record, you have the right to grant your voting proxy directly to the Company or a third party, or vote in person at the meeting.  The Company has enclosed a proxy card for you to use.

Beneficial Owner

If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you together with a voting instruction card on behalf of your broker, trustee or nominee.  Your broker is not permitted to vote on your behalf on the election of directors and various other matters at the shareholder meeting (except for the ratification of the selection of BKM Sowan Horan, LLP as auditors for 2016), unless you provide specific instructions by completing and returning the Voting Instruction Form or following the instructions provided to you to vote your shares via telephone or the Internet.  For your vote to be counted, you need to communicate your voting decisions to your broker, bank or other financial institution before the date of the shareholder meeting.

Voting in Person at the Annual Meeting

Stockholders of record are invited to attend the Annual Meeting of Stockholders on May 17, 2016, at the Sugar Land Marriott, Sugar Land, TX and vote their shares in person.  Beneficial owners may vote in person at the annual meeting only if they obtain a legal proxy from their broker, trustee or nominee that holds their shares giving them the right to vote the shares.

Voting by Submitting a Proxy or Voting Instructions

Regardless of whether you plan to attend the annual meeting, stockholders of record and beneficial owners have the option of voting their shares by submitting a proxy or voting instructions.

Stockholders of record may vote by proxy.  To vote by proxy, stockholders of record must complete, sign and date their proxy cards and mail them in the accompanying pre-addressed envelopes.  Your proxy card and pre-addressed envelope is included with this proxy statement.

Beneficial owners may vote by submitting voting instructions to their broker, trustee or nominee.  Your voting instruction card should be provided by your broker, trustee or nominee.  Please refer to your voting instruction card for voting procedure and additional information.

Proxies and Voting Instructions Are Revocable

A stockholder of record may change his or her vote by either: (1) submitting a new proxy bearing a later date (which automatically revokes the earlier proxy); (2) providing written notice of revocation to the Corporate Secretary at the address listed above in the “Questions and Requests for Additional Information” section; or (3) attending the annual meeting and voting in person.  Please note that your attendance at the annual meeting will not revoke a previously submitted proxy unless you specifically make such a request.  A beneficial owner may change his or her vote by either: (1) submitting new voting instructions to the appropriate broker, trustee or nominee; or (2) if they have obtained a legal proxy from their broker, trustee or nominee giving them the legal right to vote their shares, by attending the annual meeting and voting in person.

Voting Electronically

Stockholders of record and beneficial owners may vote electronically by following the instructions provided on their proxy cards prior to 1:00 a.m. CDT on May 17, 2016.

Voting Procedures

The Company’s By-laws provide that each stockholder shall have one vote for each share of stock having voting power, registered in his name on the books of the Company.

Election of Directors

In the election of directors, you may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to each of the nominees.  If you elect to “ABSTAIN” in the election of directors, the abstention will not impact the election of directors.  Only “FOR” and “AGAINST” votes are counted in the election of directors.  As provided in the Company’s corporate by-laws, directors are elected upon a plurality vote of the shareholders.  Therefore, a nominee will only be elected if the votes cast “FOR” the nominee’s election exceed the number of votes cast “AGAINST” the nominee’s election.  Cumulative voting is not permitted in the election of directors.

Voting on Other Business Items

When voting on other business matters, you may vote “FOR,” “AGAINST” or “ABSTAIN.”  If you elect to “ABSTAIN,” the abstention has the same effect as a vote “AGAINST.”  Business proposals, other than the election of the directors, require the affirmative vote of a majority of those shares present in person or represented by proxy and entitled to vote on those proposals at the annual meeting.

How Shares will be Voted by Proxy or Voting Instructions

If you provide specific instructions with regard to certain proposals, your shares will be voted as you instruct on such proposals.  If you sign your proxy card or voting instruction card without giving specific instructions, your shares will be voted in accordance with the recommendations of the Board (“FOR” the Company’s nominees to the Board, “FOR” ratification of BKM Sowan Horan, LLP as the Company’s independent registered public accounting firm for 2016, and “FOR” the approval, by non-binding vote, of the compensation for the Company’s named executives).

Broker Non-Votes

If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.”  Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner, and instructions are not given.  In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal.  Thus, broker non-votes will not affect the outcome of any matter being voted on at the meeting, assuming that a quorum is obtained.  Abstentions have the same effect as votes against the matter except in the election of directors, as described above.

Additional Business Proposals Presented at Meeting

Other than the re-election of directors, the ratification of the selection of the Company’s independent registered public accounting firm, and the approval of the compensation of the Company’s named executives, the Board is not aware of any other business to be acted upon at the annual meeting.  However, if you grant a proxy, the persons named as proxy holders will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting.  If for any reason any nominee is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board.

Quorum Requirement

The quorum requirement for holding the annual meeting and transacting business is that holders of a majority of the Company stock issued and outstanding and entitled to vote at the meeting, must be present in person or represented by proxy.  Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum.

STOCKHOLDER PROPOSALS

Stockholder Proposals Intended to be Included in Proxy Statement

You may submit proposals for consideration at future stockholder meetings.  For a stockholder proposal to be considered for inclusion in the Company’s proxy statement for the annual meeting next year, the Corporate Secretary must receive the written proposal at the address above no later than January 20, 2017.  Such proposals also must comply with Securities and Exchange Commission (“SEC”) regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials.  Proposals should be addressed to the Corporate Secretary at the address on page 3.

Stockholder Proposals Not Intended to be Included in Proxy Statement

For a stockholder proposal that is not intended to be included in the Company’s proxy statement under SEC Rule 14a-8, the stockholder must submit the proposal so that it is received by the Corporate Secretary not earlier than the close of business 120 days prior to the meeting and not later than the close of business on the later of the following two dates:

(1)           45 days prior to the meeting; and
(2)           10 days after public announcement of the meeting date.

Stockholder Proposals for Director Candidates

You may propose director candidates for consideration by the Board’s Nominations and Governance Committee.  Such recommendations shall include the nominee’s name and qualifications for Board membership and shall be received by the Company not earlier than the close of business 120 calendar days prior to the meeting and not later than the close of business on the later of the following two dates:

(1)           45 days prior to the meeting; and
(2)           10 days after public announcement of the meeting date.

Proposals for director candidates should be directed to the Corporate Secretary at the address on page 3.

CORPORATE GOVERNANCE

The Company is committed to maintaining the highest standards of business conduct and corporate governance which we believe are essential to running our business efficiently, serving our stockholders well and maintaining the Company’s integrity in the marketplace.  The Company has adopted Corporate Governance Guidelines and Standards of Business Conduct that apply to the Company’s principal executive officer, principal financial officer, controller, and all other employees and directors.  The Company’s Standards of Business Conduct, in conjunction with the Certificate of Incorporation, By-laws and Board committee charters, form the framework for governance of the Company.

The Company’s Corporate Governance Guidelines, Standards of Business Conduct, Certificate of Incorporation, By-laws and Board committee charters are available on the Company’s website at www.trecora.com.  Stockholders may also request free printed copies of these from the Corporate Secretary at the address on page 3.

Directors and Executive Officers

The following sets forth the name and age of each director of the Company as of December 31, 2015, the date of election of each director, all other positions and offices with the Company held by him or her, and each director’s participation on other public company boards.

Name; Current Positions Held & Other Public Company Boards	Age	Director since	Term expires at Annual meeting in
Nicholas N. Carter Chairman of the Board, Member of AMAK Board	68	2004	2017
Simon Upfill-Brown President/CEO since July 2015, President of SHR since 2013, Member of AMAK Board	62	2014	2016
John R. Townsend Chairman of the Compensation Committee and member of Audit Committee	61	2011	2018
Allen P. McKee Member of Audit and Compensation Committees	74	2009	2018
Joseph P. Palm Chairman of Nominations and Governance Committee and member of Compensation Committee	71	2011	2017
Gary K. Adams Member of Compensation and Nominations and Governance Committees Boards: Phillips 66 Partners GP LLC, Westlake Chemical Partners GP LLC	65	2012	2016
Karen A. Twitchell Chairman of Audit Committee and member of Compensation Committee Boards: KMG Chemicals, Inc., Kraton Performance Polymers, Inc.,	60	2015	2016

Mr. Nicholas N. Carter, a U.S. citizen and Chairman of the Board was previously the President and Chief Executive Officer of the Company from July 2009 until July 2015, is a 1975 graduate of Lamar University with a Bachelor of Business Administration Degree in Accounting.  He worked at the Sabine River Authority of Texas as a Project Accountant from 1973 to 1975. From 1975 to 1977 he was a Staff Accountant with Wathen, DeShong and Company, CPA's. From 1977 until 2015 Mr. Carter had been employed by the Company in a succession of positions with increasing and broader operating responsibilities, as follows; 1977-1979, Controller of SHR; 1979 to 1982, Facility Manager at a ship dock and terminal facility owned by TOCCO; 1982 to 1987, Treasurer of TOCCO; 1987 to 2013, President of SHR; and 2007 to 2009, Executive Vice President of the Company. This succession of positions with the Company gave Mr. Carter broad experience and knowledge in operations, finances and strategy of the Company. Mr. Carter serves as a Director and President of PEVM of which the Company owns 55% of the outstanding stock. Mr. Carter was appointed to the Board of AMAK in February 2009.

Mr. Simon Upfill-Brown, a U.S. citizen, received undergraduate degrees in chemistry and mathematical statistics from Stellenbosch University, South Africa and an MBA from Stanford Graduate School of Business.  He has over 20 years of senior level experience in international management of coatings, chemicals and renewable resources.  From 1993 he was President and CEO of Haltermann Inc. Haltermann was a subsidiary of Ascot plc until its acquisition by The Dow Chemical Company in June 2001. He was General Manager of Dow Haltermann from 2001 until 2008.  Mr. Upfill-Brown was also CEO of his own consulting firm, as well as CEO of a venture-backed algae-to-fuels company spun out of MIT in 2001, and a technology start-up focused on converting organic waste to hydrocarbon fuels. He began his career in the paint and protective coatings industry. Mr. Upfill-Brown joined the Company in 2012 as Executive Vice President and in 2013 was appointed President of SHR.  He was appointed to the AMAK Board in December 2012. In July 2015 he was promoted to the positions of President and CEO of the Company.   We believe that his knowledge and broad experience within the chemical industry, along with strong personal integrity and extensive management experience, provide valuable resources to our board of directors.

Mr. John R. Townsend, a U.S. citizen, has a Bachelor of Science in Chemical Engineering from Louisiana Tech University with over 30 years of experience in the petrochemical industry garnered through his employment with Mobil Chemical Company which subsequently became ExxonMobil Chemical Company.  During his tenure he held the positions of Technical Service Engineer, Technical Department Section Supervisor, Planning Associate, Operations Manager, Plant Manager and Site Manager.  We believe that with his vast experience and knowledge of the industry, Mr. Townsend provides a critical resource and skill set to our board of directors.

Mr. Allen P. McKee, a US citizen, has an extensive background in investment evaluation and management as well as international finance. He has been an advisor to Fal Holdings Arabia Co. Ltd., Riyadh, since its inception in 1977.  Mr. McKee served as president of Montgomery Associates Inc. from 1975-2000, a firm focusing on both venture-stage companies and real property investments. From 1974-78 he was an advisor to companies seeking funding through the International Finance Corp (World Bank Group) and regional development banks.  From 1971-74, Mr. McKee served as vice president of Union International (Union Bank’s international venture subsidiary) and previously was investment officer with BankAmerica International Financial Corp.  From 1967-70 he was area relations officer on the headquarters staff overseeing the Middle East banking group at Bank of America.  He holds a Bachelor of Arts Degree in Economics from the University of Michigan (1964) and a Masters of Business Administration Degree in Finance from the University of California, Berkeley (1971).  Mr. McKee served as a naval officer in the US Pacific Fleet from 1964-67.   We believe that his knowledge of the Middle East and finance and accounting provide a critical resource and skill set to our board of directors.

Mr. Joseph P. Palm, a U.S. citizen, is a graduate of LaSalle University with a BA degree and has a Masters of Business Administration Degree from Xavier University with over 40 years of experience in the petrochemical industry.  From 1967-1995 Mr. Palm served Rohm and Haas Company in varying positions including Market Manager, Business Development Manager, Product Safety Manager, and Market Development Analyst.  He was awarded the “Golden C Award” by the Commercial Development Association in 1992.  From 1997-2010 he served INEOS Oligomers as Business Development Manager and Marketing Manager.  He was

awarded the BP Breakthrough Award in 2000 for his work to bring new products to the marketplace.  We believe that his knowledge and experience provide valuable resources to our board of directors.

Mr. Gary K. Adams, a U.S. citizen, holds a BS in Industrial Management from the University of Arkansas and has over 40 years of experience in the petrochemical and plastics industries including 20+ years with Chemical Market Associates Inc. (CMAI).  He began at CMAI as the director of the Monomers Market Advisory Service and progressed to President from 1997 until its acquisition by IHS in 2011.  He is currently the Chief Advisor – Chemicals for IHS.  Mr. Adams also serves on the public company boards of Phillips 66 Partners GP LLC and Westlake Chemical Partners GP LLC.  We believe that his knowledge of the chemical market provides a critical resource to our board of directors.

Ms. Karen A. Twitchell, a U.S. citizen, holds a Bachelor of Arts in Economics from Wellesley College and a Masters of Business Administration from Harvard University.  She has over 35 years of experience in financial management, including financings and capital structures, mergers and acquisitions, investor relations, accounting matters and enterprise risk management. Ms. Twitchell serves on the public company boards of KMG Chemicals, Inc. and Kraton Performance Polymers, Inc. From 2010 to 2013, Ms. Twitchell served as the Executive Vice President and Chief Financial Officer of Landmark Aviation, where she was responsible for all financial and strategic planning functions.  Previously she was Vice President and Treasurer of LyondellBasell Industries and Lyondell Chemical Company from 2001 to 2009. Prior to that she was Vice President and Treasurer of Kaiser Aluminum Corporation and Southdown, Inc., and she began her career as an investment banker with Credit Suisse First Boston.  We believe her broad knowledge of financial management will provide a valuable resource to our board of directors.

The following sets forth the name and age of each executive officer of the Company as of December 31, 2015, the date of his appointment and all other positions and offices with the Company held by him.

Name	Positions	Age	Appointed
Simon Upfill-Brown	President, Chief Executive Officer/Director, President SHR/ AMAK Board Member	62	2015/2014/2013/2014
Mark Williamson	Vice President of Marketing SHR	60	1996
Connie Cook	Chief Financial Officer, Secretary, Treasurer and Secretary, Treasurer - TOCCO	52	2011/2008/2004
Ronald Franklin	Vice President of Manufacturing SHR/TC	57	2010/2015
Peter Loggenberg	President TC	53	2014

Each executive officer of the Company serves for a term extending until his successor is elected and qualified.

Please refer to the director discussion above for Mr. Upfill-Brown’s business experience.

Mr. Mark Williamson, a U.S. Citizen, has been Vice President of Marketing for SHR since 1995.  Mr. Williamson is a graduate of Sam Houston State University with a BBA in Marketing.  Mr. Williamson has been with SHR since 1987 and has over 30 years within the petrochemical industry.  Before SHR, Mr. Williamson spent 5 years with Ashland Chemicals as Sales and Marketing Representative and Branch Manager.

Ms. Connie Cook, a U.S. citizen, received her BBA Degree in Accounting from Lamar University in 1991 and is a CPA.  She was the Accounting Manager of TOCCO from 1991-96.  She was the Controller of TOCCO from 1996 to 2011 and was the Assistant Secretary of TOCCO from 1992-2004.  In 2004 Ms. Cook became the Secretary/Treasurer of TOCCO and continues to hold those titles.  She was the Assistant Secretary of the Company from 2007-08.  In 2008 Ms. Cook became the Secretary/Treasurer of the Company and continues to hold those titles.  In January 2011 she was named Chief Financial Officer.

Mr. Ronald Franklin, a U.S. citizen, received his BS Degree in Electrical Engineering from Lamar University in 1982 and his Masters of Engineering Management from Lamar University in 1994.  He has over 30 years of petrochemical process experience at Texaco Chemical Company, Huntsman Corporation and Flint Hills Resources.  The highest positions reached were Director of Operations for Surfactants and Director of Operations for PO/MTBE.  He also worked as a process industry consultant specializing in merger and acquisition due diligence prior to joining SHR in November 2009 as Manager of Business Development.  He was subsequently promoted to Vice President of Manufacturing for SHR in August 2010.  He was appointed to Vice President of Manufacturing for TC in August 2015.

Dr. Peter Loggenberg, a U.S. citizen, received his BS in Chemistry and Mathematics, BS in Chemistry, MS in Physical Chemistry and a PhD in Chemistry (Catalysis).  He has over 25 years of experience in the chemical industry with over 15 years at the corporate level. He continued as President of Trecora Chemical upon the Company’s acquisition which he has held since 2010.

There are no family relationships among our directors and executive officers.

We have adopted a Code of Ethics that applies to the Company’s principal executive officer, principal financial officer, principal accounting officer and controller, and to persons performing similar functions.

Board Leadership Structure

The Board will annually elect one director to serve as Chairman of the Board. The Chairman of the Board may also be the CEO or any other officer of the Corporation. The Board does not have a policy on whether the roles of Chairman of the Board and CEO should be separate or combined. This allows the Board flexibility to determine whether the two roles should be separated or combined based upon the Company’s needs and the Board’s assessment of the Company’s leadership from time to time.  Mr. Carter retired on July 15, 2015, from his position as President and CEO of the Company.  He remains a director of the Company and AMAK, as well as Chairman of the Board.  He possesses an in-depth knowledge of the Company and the array of opportunities and challenges to be faced. This knowledge was gained through more than 35 years of successful experience in progressively senior positions.  The Board believes that these experiences and other insights put Mr. Carter in the best position to provide broad leadership for the Board as it considers strategy and exercises its fiduciary responsibilities to shareholders.  Further, the Board has demonstrated its commitment and ability to provide independent oversight of management.  Each independent director has access to the CEO and other Company executives on request; may call meetings of the independent directors; and, may request agenda topics to be added or dealt with in more detail at meetings of the full Board or an appropriate Board committee.

Board Policy Regarding Voting for Directors

The Company has implemented a plurality vote standard in the election of directors.  In addition, the Company has adopted a policy whereby any incumbent director nominee who receives a greater number of votes “AGAINST” his or her election than votes “FOR” such election will tender his or her resignation for consideration by the Nominations and Governance Committee.  The Nominations and Governance Committee will recommend to the Board the action to be taken with respect to such offer of resignation.

Board Independence

The Company has implemented a policy that a majority of the Board will consist of independent directors.  The Board has determined that each of the members of each Board committee is independent within the meaning of the Company’s director independence standards.  The Company standards reflect NYSE corporate governance listing standards.  In addition, each member of the Audit Committee met the heightened independence standards required for audit committee members under the NYSE listing standards.

The Company’s Director Independence Standards

An independent director is a person other than an executive officer or employee of the Company or any other individual having a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
A director will not be considered independent in the following circumstances:

(1)	The director is, or has been in the past three years, an employee of the Company or an employee of any parent or subsidiary of the Company;

(2)
The director has accepted, or has a family member who has accepted during any twelve-month period within the last three years, more than $120,000 in compensation from the Company, other than compensation for Board or Board Committee service, compensation received by the director’s immediate family member for service as a non-executive employee of the Company, and benefits under a tax-qualified retirement plan, or non-discretionary compensation;

(3)	The director is a family member of an individual who is, or at any time during the past three years was, employed by the Company as an executive officer;

(4)
The director is, or has a family member who is, a partner in, or a controlling shareholder or an executive officer of, any organization to which the Company made, or from which the Company received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, other than (i) payments arising solely from investments in the company’s securities; or (ii) payments under non-discretionary charitable contribution matching programs;

(5)
The director is, or has an immediate family member who is, employed as an executive officer of another entity where at any time during the past three years any of the executive officers of the Company serve on the compensation committee of such other entity; or

(6)
The director is, or has a family member who is, a current partner of the Company’s outside auditor, or was a partner or employee of the Company’s outside auditor who worked on the Company’s audit at any time during any of the past three years.

For these purposes, a “family member” means a person’s spouse, parents, children and siblings, whether by blood, marriage or adoption, or anyone residing in such person’s home.

Meetings of the Board and Its Committees

Quarterly Board meetings are typically held in person.  Other Board meetings may be held via telephone conference call due to the geographical distance between members of the Board.  In the instance where all members cannot meet or be contacted at once, members may be contacted individually, and upon agreement, Unanimous Consent Resolutions are signed.  During 2015 the Board held seven meetings.

Board Structure and Committee Composition

As of the date of this proxy statement, our Board has seven directors and the following three standing committees: (1) Audit, (2) Compensation, and (3) Nominations and Governance.  Committee membership and meetings during the last fiscal year and the function of each of the standing committees are described below.  Each of the standing committees operates under a written charter adopted by the Board.  Committee charters are available on the Company’s website at www.trecora.com.  Free printed copies are also available to any stockholder who makes a request to the address on page 3.  All directors attended at least 75% of all Board and applicable standing committee meetings during 2015.  Directors are also encouraged to attend annual meetings of Company stockholders.

Name of Director	Audit	Compensation	Nominations and Governance
Non-Employee Directors:
Allen P. McKee1	Member	Member
John R. Townsend2	Member	Chair
Joseph P. Palm3		Member	Chair
Gary K. Adams4		Member	Member
Karen A. Twitchell6	Chair	Member
Nicholas N. Carter
Employee Director:
Simon Upfill-Brown5
Number of Meetings in Fiscal 2015	9	9	5

Notes to Board Committee Table

1	Mr. McKee was elected to the Board on April 28, 2009. He joined the Audit and Compensation Committees on April 28, 2009.
2
Mr. Townsend was appointed to the Board in February 2011 and subsequently elected on June 8, 2011.  He joined the Audit and Compensation Committees upon his appointment.  He became Chair of the Compensation Committee in May 2015.

3
Mr. Palm was appointed to the Board in May 2011 and subsequently elected on June 6, 2012.  He joined the Compensation and Nominations and Governance Committees on June 9, 2011.  He became Chair of the Nominations and Governance Committee on June 9, 2011.

4	Mr. Adams was appointed to the Board in November 2012 and subsequently elected on June 5, 2013. He joined the Compensation and Nominations and Governance Committees upon appointment.
5	Mr. Upfill-Brown was elected to the Board in May 2014.
6	Ms. Twitchell was elected to the Board in May 2015. She joined the Audit and Compensation Committees upon election. She became Chair of the Audit Committee in May 2015.

Audit Committee

The Company has a separately-designated standing Audit Committee established in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  The Audit Committee assists the Board in fulfilling its responsibilities for generally overseeing the Company’s financial reporting processes and the audit of the Company’s financial statements, including the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the qualifications and independence of the independent registered public accounting firm, the performance of the Company’s internal audit function and the independent registered public accounting firm, risk assessment and risk management, and finance and investment functions.  Among other things, the Audit Committee prepares the Audit Committee report for inclusion in the annual proxy statement; annually reviews its charter and performance; appoints, evaluates and determines the compensation of the independent registered public accounting firm; reviews and approves the scope of the annual audit, the audit fee and the financial statements; reviews and approves all permissible non-audit services to be performed by the independent registered public accounting firm; reviews the Company’s disclosure controls and procedures, internal controls, information security policies, internal audit function, and corporate policies with respect to financial information and earnings guidance; reviews regulatory and accounting initiatives and off-balance sheet structures, oversees the Company’s compliance programs with respect to legal and regulatory requirements; oversees investigations into complaints concerning financial matters; reviews other risks that may have a significant impact on the Company’s financial statements; reviews and oversees treasury matters, the Company’s loans and debt, loan guarantees and outsourcings; reviews the Company’s capitalization and operations; and coordinates with the Compensation Committee regarding the cost, funding and financial impact of the Company’s equity compensation plans and benefit programs.  The Audit Committee works closely with management as well as the independent registered public accounting firm.  In performance of their oversight function, the Audit Committee has the authority to obtain advice, assistance from, and receive appropriate funding from the Company for, outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties.

The individuals serving on the Audit Committee of the Board of Directors are Karen A. Twitchell (Chair), Allen P. McKee and John R. Townsend.  The Board determined that each of the Committee members is independent pursuant to NYSE listing standards governing audit committee members.  The Board also determined that Karen A. Twitchell and Allen P. McKee are audit committee financial experts as defined by SEC rules and NYSE listing standards.

The charter of the Audit Committee is available on the Company’s website at www.trecora.com.  A free printed copy is also available to any stockholder who requests it from the Corporate Secretary at the address on page 3.

Compensation Committee

The Compensation Committee discharges the Board’s responsibilities relating to the compensation of the Company’s executives and directors; prepares the report required to be included in the annual proxy statement; provides general oversight of the Company’s compensation structure; reviews and provides guidance on the Company’s human resources programs; and retains and approves the terms of the retention of compensation consultants and other compensation experts.  Other specific duties and responsibilities of the Compensation Committee include reviewing and approving objectives relevant to executive officer compensation, evaluating performance and determining the compensation of executive officers in accordance with those objectives; approving severance arrangements and other applicable agreements for executive officers; overseeing the Company’s equity-based and incentive compensation plans; overseeing non-equity based benefit plans and approving any changes to such plans involving a material financial commitment by the Company; monitoring workforce management programs; establishing compensation policies and practices for service on the Board and its committees; developing guidelines for and monitoring director and executive stock ownership; and annually evaluating its performance and its charter.

The individuals serving on the Compensation Committee of the Board of Directors are John R. Townsend (Chair), Allen P. McKee, Karen A. Twitchell, Gary K. Adams, and Joseph P. Palm.  The Board determined that each of the Committee members is independent pursuant to NYSE listing standards governing compensation committee members.

The charter of the Compensation Committee is available on the Company’s website at www.trecora.com.  A free printed copy is also available to any stockholder who requests it from the Corporate Secretary at the address on page 3.

Nominations and Governance Committee

The Nominations and Governance Committee recommends candidates to be nominated for election as directors at the Company’s annual meeting, consistent with criteria approved by the Board; develops and regularly reviews corporate governance principles and related policies for approval by the Board; oversees the organization of the Board to discharge the Board’s duties and responsibilities properly and efficiently; and sees that proper attention is given and effective responses are made to stockholder concerns regarding corporate governance.  Other specific duties and responsibilities of the Nominations and Governance Committee include: annually assessing the size and composition of the Board, including developing and reviewing director qualifications for approval by the Board; identifying and recruiting new directors and considering candidates proposed by stockholders; recommending assignments of directors to committees to ensure that committee membership complies with applicable laws and listing standards; conducting a preliminary review of director independence and financial literacy and expertise of Audit Committee members and making recommendations to the Board relating to such matters; and overseeing director orientation and continuing education.  The Nominations and Governance Committee also reviews and approves any executive officers for purposes of Section 16 of the Exchange Act (“Section 16 Officers”) standing for election for outside for-profit boards of directors; and reviews stockholder proposals and recommends Board responses.

The individuals serving on the Nominations and Governance Committee of the Board of Directors are Joseph P. Palm (Chair) and Gary K. Adams.  The Board determined that each of the Committee members is independent pursuant to NYSE listing standards governing nominating committee members.

The charter of the Nominations and Governance Committee is available on the Company’s website at www.trecora.com.  A free printed copy is also available to any stockholder who requests it from the Corporate Secretary at the address on page 3.

Stockholder Recommendations

The policy of the Nominations and Governance Committee is to consider properly submitted stockholder recommendations of candidates for membership on the Board as described below under “Identifying and Evaluating Candidates for Directors.”  In evaluating such recommendations, the Nominations and Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria set forth below under “Director Qualifications.”  Any stockholder recommendations proposed for consideration by the Nominations and Governance Committee should include the candidate’s name and qualifications for Board membership and should be addressed to the Corporate Secretary at the address on page 3.

Director Qualifications

The Company maintains certain criteria that apply to nominees recommended for a position on the Company’s Board.  Under these criteria, members of the Board should have the highest professional and personal ethics and values, consistent with longstanding Company values and standards.  They should have broad experience at the policy-making level in business, government, education, technology or public service.  They should be committed to enhancing stockholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience.  Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties.  Each director must represent the interests of all stockholders of the Company.

Identifying and Evaluating Candidates for Directors

The Nominations and Governance Committee uses a variety of methods for identifying and evaluating nominees for director.  The Nominations and Governance Committee regularly assesses the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise.  In the event that vacancies are anticipated, or otherwise arise, the Nominations and Governance Committee considers various potential candidates for director.  Candidates may come to the attention of the Nominations and Governance Committee through current Board members, professional search firms, stockholders or other persons.  Identified candidates are evaluated at regular or special meetings of the Nominations and Governance Committee and may be considered at any point during the year.  As described above, the Nominations and Governance Committee considers properly submitted stockholder recommendations for candidates for the Board to be included in the Company’s proxy statement.  Following verification of the stockholder status of people proposing candidates, recommendations are considered together by the Nominations and Governance Committee at a regularly scheduled meeting, which is generally the first or second meeting prior to the issuance of the proxy statement for the Company’s annual meeting.  If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials are forwarded to the Nominations and Governance Committee.  In evaluating such nominations, the Nominations and Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board.

The Company recognizes the strength and effectiveness of the Board reflects the balance, experience, and diversity of the individual directors; their commitment; and importantly, the ability of directors to work effectively as a group in carrying out their responsibilities. The Company seeks candidates with diverse backgrounds who possess knowledge and skills in areas of importance to the Corporation.  In addition to seeking a diverse set of business or academic experiences, the Nominations and Governance Committee seeks a mix of nominees whose perspectives reflect diverse life experiences and backgrounds. The Nominations and Governance Committee does not use quotas but considers diversity when evaluating potential new directors.

Executive Sessions

Executive sessions of independent directors are held at least four times a year.  During 2015 six meetings were held.  Each session is scheduled and chaired by one of the independent directors on a rotational basis.  Any independent director may request that an additional executive session be scheduled.

Communications with the Board

Individuals may communicate with the Board by contacting:

Simon Upfill-Brown
Trecora Resources
1650 Highway 6 South, Suite 190
Sugar Land, TX  77478

All directors have access to this correspondence.  In accordance with instructions from the Board, the Secretary to the Board reviews all correspondence, organizes the communications for review by the Board and relays communications to the full Board or individual directors, as appropriate.  The Company’s independent directors have requested that certain items that are unrelated to the Board’s duties, such as spam, junk mail, mass mailings, solicitations, resumes and job inquiries, not be forwarded.

Communications that are intended specifically for the independent directors or non-management directors should be sent to the address noted above to the attention of independent directors.

COMMON STOCK OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of December 31, 2015, concerning beneficial ownership by:

(1)	Company directors and nominees, each of the named executive officers, and all individuals owning more than 5% of the Company’s outstanding Common Stock, and

(2)	Current directors and Company executive officers as a group.

The information provided in the table is based on the Company’s records, information filed with the SEC and information provided to the Company, except where otherwise noted.

The number of shares beneficially owned by each entity or individual is determined under SEC rules, and the information is not necessarily indicative of beneficial ownership for any other purpose.  Under such rules, beneficial ownership includes any shares as to which the entity or individual has sole or shared voting power or investment power and also any shares that the entity or individual has the right to acquire as of March 1, 2016, through the exercise of any stock option or other right.  Unless otherwise indicated, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares set forth in the following table.

BENEFICIAL OWNERSHIP TABLE

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership1	Note	Percent of Class
Current Directors:
Allen P. McKee	118,377	2,3	0.5%
John R. Townsend	14,145		0.1%
Joseph P. Palm	77,457	2	0.3%
Gary K. Adams	60,000	2	0.2%
Karen A. Twitchell	0		0.0%
Nicholas N. Carter	668,434	2,3	2.7%
Current Director or Named Executive Officer:
Simon Upfill-Brown	149,072	2,3	0.6%
Connie J. Cook	122,120	2,3	0.5%
Mark D. Williamson	116,063	2,3	0.5%
Ronald R. Franklin	112,356	2,3	0.5%
Peter M. Loggenberg	11,526		0.1%
All current directors and executive officers as a group (11 persons)	1,449,550	2,3	5.9%

Individuals with beneficial ownership of more than 5% of outstanding Common Stock
Fahad Mohammed Saleh Al Athel	4,167,044		17.0%
Wellington Management Company LLP	2,569,405		10.5%

Notes to Beneficial Ownership Table

(1) Unless otherwise indicated, to the knowledge of the Company, all shares are owned directly and the owner has sole voting and investment power (includes shares of restricted stock).

(2) Includes 608,993 aggregated shares which these directors and executive officers have the right to acquire through the exercise of presently exercisable stock options.

(3) Includes 110,000 aggregated shares which certain directors and executive officers have the right to acquire through the exercise of stock options or other rights exercisable presently or within 60 days.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act, requires our directors, executive officers and holders of more than 10% of Company common stock to file reports with the SEC regarding their ownership and changes in ownership of our securities.  The Company believes that during fiscal 2015, its directors and executive officers complied with all Section 16(a) filing requirements. However, shareholder Fahad Al-Athel who owns more than 10% of our common stock was delinquent in reporting one transaction that occurred in 2014.  Form 5 was filed in January 2016 reporting this transaction.  In making these statements, the Company has relied upon examination of the copies of Forms 3, 4, and 5, and amendments thereto, provided to the Company and the written representations of its directors and executive officers.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company directly owns approximately 55% of the outstanding capital stock of PEVM. Mr. Carter is currently a director and President of PEVM.  The Company is providing funds necessary to cover the PEVM operations. During 2015 and 2014, the Company advanced approximately $19,000 and $46,000, respectively, for such purposes.  As of December 31, 2015, PEVM owed the Company approximately $594,000 as a result of advances made by the Company. The indebtedness is secured by real estate but bears no interest.

Consulting fees of approximately $36,000 were incurred during 2015 from Chairman of the Board Nicholas Carter.   Due to his history and experience with the Company as President and CEO and to provide continuity after his retirement, a three year consulting agreement was entered into with Mr. Carter on July 16, 2015. At December 31, 2015, we had no outstanding liability payable to Mr. Carter.

Consulting fees of approximately $25,000, $52,000, and $98,000 were incurred during 2015, 2014, and 2013, respectively from IHS Global FZ LLC of which Company Director Gary K. Adams holds the position of Chief Advisor – Chemicals.  At December 31, 2015, and 2014, we had no outstanding liability payable to IHS Global FZ LLC.

Review, Approval or Ratification of Transactions with Management and Others

The Company’s Standards of Business Conduct addresses conflicts of interest and is available on our website.  Our chief executive officer, chief financial officer, principal accounting officer and controller, and persons performing similar functions are required to abide by this code by avoiding activities that conflict with, or are reasonably likely to conflict with, the best interests of the Company and its stockholders.  Personal activities, interests, or relationships that would or could negatively influence judgment, decisions, or actions must be disclosed to the Board with prompt and full disclosure for Board review and/or action.

We also solicit information from our directors and executive officers annually in connection with preparation of disclosures in our proxy statement.  These questionnaires specifically seek information pertaining to any “related-person” transaction.

PROPOSAL NO. 1

RE-ELECTION OF DIRECTORS

There are three directors standing for re-election to our Board this year.  The directors standing for re-election are Simon Upfill-Brown, Gary K. Adams and Karen A. Twitchell.  They have served as directors since the last annual meeting and will serve a three year term expiring in 2019.

There are no family relationships among our executive officers and directors.

If you sign your proxy or voting instruction card but do not give instructions with respect to voting for directors, your shares will be voted for the person(s) recommended by the Board.  If you wish to give specific instructions with respect to voting for directors, you may do so by indicating your instructions on your proxy or voting instruction card.

The nominees have indicated to the Company that they will be available to serve as directors.  In the event that the nominee should become unavailable, however, the proxy holders, Charles Goehringer, Jr. and/or Connie Cook, will vote for a nominee or nominees designated by the Board.

If an incumbent director nominee receives a greater number of votes “AGAINST” his or her election than votes “FOR” such election, he or she is required to tender his or her resignation for consideration by the Nominations and Governance Committee in accordance with Board policy.

Vote Required

Each director nominee who receives more “FOR” votes than “AGAINST” votes representing shares of Company common stock present in person or represented by proxy and entitled to be voted at the annual meeting will be elected.

Our Board recommends a vote FOR the re-election to the BOARD of the following nominees:

Simon Upfill-Brown Director since 2014 Current Age 63
Mr. Simon Upfill-Brown, a U.S. citizen, received undergraduate degrees in chemistry and mathematical statistics from Stellenbosch University, South Africa and an MBA from Stanford Graduate School of Business.  He has over 20 years of senior level experience in international management of coatings, chemicals and renewable resources.  From 1993 he was President and CEO of Haltermann Inc. Haltermann was a subsidiary of Ascot plc until its acquisition by The Dow Chemical Company in June 2001. He was General Manager of Dow Haltermann from 2001 until 2008.  Mr. Upfill-Brown was also CEO of his own consulting firm, as well as CEO of a venture-backed algae-to-fuels company spun out of MIT in 2001, and a technology start-up focused on converting organic waste to hydrocarbon fuels. He began his career in the paint and protective coatings industry. Mr. Upfill-Brown joined the Company in 2012 as Executive Vice President and in 2013 was appointed President of SHR.  He was appointed to the AMAK Board in December 2012. In July 2015 he was promoted to the positions of President and CEO.  We believe that his knowledge and broad experience within the chemical industry, along with strong personal integrity and extensive management experience, provide valuable resources to our board of directors.

Gary K. Adams Director since 2012 Current Age 65
Mr. Gary K. Adams, a U.S. citizen, holds a BS in Industrial Management from the University of Arkansas and has over 40 years of experience in the petrochemical and plastics industries including 20+ years with Chemical Market Associates Inc. (CMAI).  He began at CMAI as the director of the Monomers Market Advisory Service and progressed to President from 1997 until its acquisition by IHS in 2011.  He is currently the Chief Advisor – Chemicals for IHS.  Mr. Adams also serves on the public company boards of Phillips 66 Partners GP LLC and Westlake Chemical Partners GP LLC.  We believe that his knowledge of the chemical market provides a critical resource to our board of directors.

Karen A. Twitchell Director since 2015 Current Age 60
Ms. Karen A. Twitchell, a U.S. citizen, holds a Bachelor of Arts in Economics from Wellesley College and a Masters of Business Administration from Harvard University.  She has over 35 years of experience in financial management, including financings and capital structures, mergers and acquisitions, investor relations, accounting matters and enterprise risk management. Ms. Twitchell serves on the public company boards of KMG Chemicals, Inc. and Kraton Performance Polymers, Inc. From 2010 to 2013, Ms. Twitchell served as the Executive Vice President and Chief Financial Officer of Landmark Aviation, where she was responsible for all financial and strategic planning functions.  Previously she was Vice President and Treasurer of LyondellBasell Industries and Lyondell Chemical Company from 2001 to 2009. Prior to that she was Vice President and Treasurer of Kaiser Aluminum Corporation and Southdown, Inc., and she began her career as an investment banker with Credit Suisse First Boston.  We believe her broad knowledge of financial management will provide a valuable resource to our board of directors.

NON-EMPLOYEE DIRECTOR COMPENSATION

The following table provides a summary of compensation earned by members of our Board during the year ended December 31, 2015.

2015 Non-Employee Director Compensation

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)(4)(5)	Total ($)

Allen P. McKee	103,631	--	9,399	113,030
John R. Townsend	89,923	--	80,400	170,323
Joseph P. Palm	80,519	--	64,648	145,167
Gary K. Adams	78,019	--	119,604	197,623
Karen A. Twitchell	49,231	43,365	--	92,596
Nicholas Carter	38,583	70,898	152,420	261,901

(1)
Includes committee fees for 2015 in the amount of $110,769, Company board fees in the amount of $279,054, subsidiary board fees in the amount of $10,625, AMAK board representation in the amount of $13,958, and per diem amounts of $25,500.

(2)
Represents 3,500 shares of restricted stock granted to Ms. Twitchell for 2015 Board service at the grant date price of $12.39 per share based upon the closing price of the Company’s common stock on the grant date of May 20, 2015.

(3)
Represents restricted stock granted in 2015 to Mr. Carter for 2014 executive service at the grant date price of $14.59 per share based upon the closing price of the Company’s common stock on the grant date of February 10, 2015.  This amount represents the portion of the grant after Mr. Carter’s retirement from the positions of President/CEO.

(4)
Represents 20,000 shares of stock options granted to Mr. McKee for 2012 Board service at an exercise price of $2.82 per share based upon the closing price of the Company’s common stock on the grant date of February 23, 2010, 20,000 shares of stock options granted to Mr. Townsend for 2012 Board service at an exercise price of $4.09 per share based upon the closing price of the Company’s common stock on the grant date of May 2, 2011, 20,000 shares of stock options granted to Mr. Palm for 2012 Board service at an exercise price of $3.52 per share based upon the closing price of the Company’s common stock on the grant date of September 25, 2011,  20,000 shares of stock options granted to Mr. Adams for 2012 Board service at an exercise price of $7.14 per share based upon the closing price of the Company’s common stock on the grant date of November 15, 2012, and 17,188 pro-rated shares of stock options granted to Mr. Carter for 2013 executive service at an exercise price of $12.26 per share based upon the closing price of the Company’s common stock on the grant date of May 29, 2013.

(5)
This column represents the dollar amounts for the years shown of the aggregate grant date fair value of stock options granted in those years in accordance with SEC rules.  These amounts reflect the Company’s fiscal year accounting expense and do not correspond to the actual value that will be realized by the Non-Employee Directors.  For information on the valuation assumptions, see “Note 2 – Summary of Significant Accounting Policies – Share-Based Compensation” and “Note 14 – Share-Based Compensation” in the notes to our consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

The following table presents information concerning outstanding equity awards held by the directors as of December 31, 2015.

2015 Outstanding Equity Awards at Fiscal Year-End

	Option awards					Stock awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option Expiration date	Number of Shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested (#)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
Karen A. Twitchell						30,000	$371,700
John R. Townsend	--	--	20,000	$4.09	05/01/21
Joseph P. Palm	14,833	--	--	$3.90	05/19/21
	60,000	--	20,000	$3.52	09/24/21
Gary K. Adams	60,000	--	40,000	$7.14	11/14/22

General

A director who is one of our employees receives no additional compensation for his service as a director or as a member of a committee of the Board.  A director who is not one of our employees (a non-employee director) receives compensation for his or her services as described in the following paragraphs per the current policy and upon recommendation by the Compensation Committee and approval by the Board.  Directors are reimbursed for reasonable expenses incurred in connection with attendance at Board and Committee meetings.

Board Compensation

The 2015 directors’ fees policy as recommended by the Compensation Committee proposed annual cash stipends for members of the TREC Board in the amount of $55,000/year and subsidiary boards of the Company in the amount of $5,000/year for U.S. subsidiaries and $10,000/year for AMAK’s Board.  These amounts are to be prorated based upon time of service.

For 2016 forward, all amounts remain the same.

Committee Compensation

The 2015 directors’ fees policy as recommended by the Compensation Committee proposed annual cash stipends for members of the Audit Committee in the amount of $15,000, the Compensation Committee in the amount of $10,000, and the Nominations and Governance Committee in the amount of $5,000.  These amounts are to be prorated based upon time of service.

Equity Compensation

The 2010 directors’ fees policy as recommended by the Compensation Committee proposed the grant of 100,000 stock options (20,000 per year) – to be vested over 5 years and to be awarded in the quarter following the end of the year to non-employee directors who had attended at least 75% of all called meetings during the year and were serving in full capacity on December 31st of that year.

For 2015 forward, equity compensation was changed to 30,000 shares of restricted Company stock upon appointment of new non-employee directors to vest in equal increments over 5 years.

Per Diem Compensation

The 2015 directors’ fees policy allowed per diem payments of $500 per day for non-employee directors who travel to conduct Board business.  Approximately $25,500 was paid for directors’ compensation expense related to per diem in 2015.

Approximately $18,500 and $14,000 was paid for directors’ compensation expense related to per diem in 2014, and 2013, respectively.

Potential Payments upon Termination or Change in Control

Except as disclosed below in the “Long Term Incentive” section and the “Employment Arrangements” section, there are no potential payments owed to our executives based upon termination of employment or change in control of the Company.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is or has been an executive officer of our Company or had any relationships requiring disclosure by us under the SEC’s rules requiring disclosure of certain relationships and related-party transactions.  In addition, none of our executive officers has served as a member of a board of directors or a compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a member of the Board or the Committee.  Accordingly, the Committee members have no interlocking relationships required to be disclosed under SEC rules and regulations.  Also, no two directors serve together on both our board and other public company boards or committees.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

We are asking you to ratify the Audit Committee’s selection of BKM Sowan Horan, LLP as the Company’s independent registered public accounting firm for 2016.  BKM Sowan Horan, LLP has audited the accounts of the Company since June 2010.  The Board considers it desirable to continue the services of BKM Sowan Horan, LLP.

The fees billed by BKM Sowan Horan, LLP for professional services rendered to the Company during 2015 and 2014 are set forth below.  The Audit Committee has concluded that the provision of the non-audit services provided by BKM Sowan Horan, LLP to the Company has not and does not impair or compromise their independence, and all such services were pre-approved by the Audit Committee. If the stockholders should fail to ratify the selection of the independent registered public accounting firm, the Audit Committee will designate an independent registered public accounting firm as required under the rules of the Exchange Act and in accordance with its charter.

Our Board recommends a vote FOR the ratification of the selection of BKM Sowan Horan, LLP as the Company’s independent registered public accounting firm for 2016.

Audit Committee Report

We operate under a written charter approved by us and adopted by the Board of Directors.  Our primary function is to assist the Board of Directors in fulfilling the Board’s oversight responsibilities relating to (1) the effectiveness of the Company’s internal control over financial reporting, (2) the integrity of the Company’s financial statements, (3) the Company’s compliance with legal and regulatory requirements, (4) the qualifications and independence of the Company’s independent registered public accounting firm, (5) the performance of the Company’s independent registered public accounting firm and internal audit firm and (6) review and approval or ratification of any transaction that would require disclosure under Item 404(a) of Regulation S-K of the rules and regulations of the SEC.

We oversee the Company’s financial reporting process on behalf of the Board.  Our responsibility is to monitor this process, but we are not responsible for developing and consistently applying the Company’s accounting principles and practices, preparing and maintaining the integrity of the Company’s financial statements and maintaining an appropriate system of internal controls, auditing the Company’s financial statements and the effectiveness of internal control over financial reporting, or reviewing the company’s unaudited interim financial statements.  Those are the responsibilities of management and the Company’s independent registered public accounting firm, respectively.

We reviewed and discussed the 2015 audited financial statements with management and BKM Sowan Horan, LLP (“BKM”), the Company’s independent registered public accounting firm, together and separately. These discussions and reviews included the reasonableness of significant judgments, significant accounting policies (including critical accounting policies), the auditor’s assessment of the quality, not just the acceptability of the Company’s accounting principles and other such matters as are required to be discussed with the Audit Committee under the standards of the Public Company Accounting Oversight Board (United States).

During 2015 management assessed the effectiveness of the Company’s system of internal control over financial reporting in connection with the Company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002.  We reviewed and discussed with management, the internal auditor and BKM, management’s report on internal control over financial reporting and BKM’s report on their audit of the Company’s internal control over financial reporting as of December 31, 2015, both of which are included in the 2015 annual report.

We have received from BKM the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and we have discussed with BKM their independence from the Company and management.  We have also discussed with BKM the matters required to be discussed by PCAOB Auditing Standard No. 16 – Communication with Audit Committees.

Based upon the review and discussions described in this report, the Audit Committee recommended to the Board of Directors that the audited financial statements be accepted and included in the Company’s Report on Form 10-K for the year ended December 31, 2015, filed with the SEC.

We also review the Company’s internal audit function, including the selection and compensation of the Company’s internal auditor.  In June 2015, in accordance with our charter, our committee appointed CBIZ Risk and Advisory Services, LLC as the Company’s internal auditor for 2015.

This report is provided by the following independent directors who comprised the Committee on the 10-K filing date:

Karen A. Twitchell, Chairman
Allen P. McKee
John R. Townsend

PRINCIPAL ACCOUNTING FEES AND SERVICES

The table below sets forth the fees that the Company paid BKM.  Fees paid were for the audits of its financial statements and internal controls for the fiscal years ended December 31, 2015, and 2014, and the review of its financial statements for the quarterly periods in the years ended December 31, 2015, and 2014, and other fees that the Company paid for services rendered during the fiscal years ended December 31, 2015, and 2014, respectively.

	2015	2014
Audit Fees	$446,589	$385,237
Audit-Related Fees	-	-
Tax Fees	29,068	34,367
All Other Fees	27,969	118,165

Under its charter, the Audit Committee must pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor, subject to the de minimis exceptions for non-audit services under the Securities Exchange Act of 1934, as amended, which are approved by the Audit Committee prior to the completion of the audit.

Audit Fees

These amounts represent fees billed by BKM for professional services rendered for the audits of the Company’s annual financial statements for the years ended December 31, 2015, and 2014, the reviews of financial statements included in the Company’s Quarterly Reports on Form 10-Q, and services related to statutory and regulatory filings and engagements for such fiscal years.  These amounts also include approximately $97,000 during 2015 for work performed related to the audited financial statements of AMAK. Approximately $20,000 was included in the 2014 audit fees for invoices billed in 2013.

Tax Fees

These amounts represent fees billed by BKM for professional services rendered relating to tax compliance, tax advice and tax planning in the U.S.

All Other Fees

These amounts represent fees billed by BKM for professional services related to the Company’s 401(k) audit, for providing consent on Form S-8 registration filing, and for providing consultation on various issues.

At each annual meeting of the stockholders, representatives of the principal accountant for the current year and for the most recently completed fiscal year are expected to be present to make statements to the stockholders if desired, and to be available to respond to stockholder questions.

PROPOSAL NO. 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under the rules of the SEC, the Company is required to provide its shareholders with the opportunity to cast a non-binding, advisory vote on the executive compensation for the Company’s named executive officers.  This proposal is frequently referred to as a “say-on-pay” vote.  At the 2011 Annual Meeting, shareholders voted, on an advisory basis, in favor of casting the advisory say-on-pay vote on an annual basis.

Our Board recommends an advisory vote approving the compensation paid to the Company’s named executive officers as disclosed pursuant to item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

The Board of Directors recommends a vote FOR this resolution because it believes that the policies and practices described in the Compensation Discussion and Analysis are effective in achieving the Company’s goals of rewarding sustained financial and operating performance and motivating the executives to remain with the Company for long and productive careers.  We urge stockholders to read the Compensation Discussion and Analysis which provides detailed information on the Company’s compensation policies and practices and the compensation of our named executive officers.

Since the vote on this proposal is advisory, it is not binding on the Company.  Nonetheless, the Compensation Committee will take into account the outcome of the vote when making future executive compensation decisions.

EXECUTIVE COMPENSATION

This Compensation Discussion and Analysis presents information about the compensation of our officers named in the Summary Compensation Table on page 43 (the “Named Executive Officers” or “NEOs”).  Our executive compensation program is designed to promote a strong culture of leadership development, aligned with performance improvement (focused on both growth and productivity) and integrity, which in turn drives financial performance that provides value to our shareholders.  The main components of our executive compensation program include base salary and annual and long-term incentives (total direct compensation).  Our incentive program is designed to emphasize a pay-for-performance relationship.

•
Annual incentive awards consist of cash bonuses generated under our annual incentive program and our legacy profit sharing.  Cash awards under our annual incentive plan are tied to financial results (Operating Income). Our profit sharing program is available to all employees (including our NEOs) and is based on cash flow from the individual segments of the business. Our NEOs have historically participated in the profit sharing program with all of our employees.  We have seen a connection between our executives and our other employees when everyone gathers for a quarterly meeting to discuss Company performance.  The checks that are handed out to each participant in attendance reflect the operating results of the previous quarter.  Everyone from our lowest hourly rate employee to our CEO feel the excitement or disappointment with the size of their respective profit sharing checks.  We believe that it is important to continue this practice and do not want to disrupt this employee-wide participation and personal connection and identification with our quarterly results.  We implemented a new annual incentive program for our NEOs in 2010 which could have eliminated the need for NEO participation in our profit sharing program.  However, rather than eliminate NEO participation from the profit sharing plan, we simply net out any quarterly payment made throughout the year from the bonus generated under the new annual incentive program.  By doing this we maintain the connection between our executives and other employees.  Both bonuses and profit sharing awards are paid in cash and provide a strong link between pay and performance as they are directly determined by Operating Income and profitability.

•
In February 2015 and March 2016 we issued equity to our executives in the form of restricted stock under the 2012 Stock and Incentive Plan.  The equity-based reward to our executives is correlated to the investment success of our shareholders as the value of the stock granted will fluctuate as our stock price increases or decreases relative to the grant date price.

Our long-term success depends on our people.  We strive to ensure that our employees’ contribution and performance are recognized and rewarded through a competitive compensation program.  We target an executive compensation package that is competitive against the market in which we compete for talent.  A substantial portion of any of our executives’ annual total compensation package is variable compensation tied to performance (i.e., Operating Income).  We designed our incentive program in such a way that if performance is at or above targeted levels, the executive’s total compensation will be at or above targeted levels.  Conversely, if performance is below targeted levels, the executive’s compensation will be below targeted levels.

Executive Compensation Program Design

Base Salary.  Base salaries provide for competitive pay based on the market value of the position and meet the objective of attracting and retaining talent needed to run the business.  Salaries are reviewed by the Compensation Committee (the “Committee”) annually.  Salary increases may be given based on individual factors, such as competencies, skills, experience, performance and market practices.  There are no specific weightings assigned to these individual factors.  Annual salary increases are generally effective in the first quarter.  Increases may also be given when executives assume new roles or are promoted.

Annual Cash Incentive Plan.  We use pre-bonus Operating Income as the financial metric for annual executive bonus awards.  The Committee believes that this is the best financial metric to use as a performance indicator because it excludes items outside of management’s control such as tax and interest rates.  In addition, pre-bonus Operating Income is easily determinable because it is a line item on the Company’s Consolidated Statements of Income (subject to the add-back of bonuses) and is equal to Revenues less Operating Costs and Expenses, General and Administrative Expenses and Depreciation.

Once financials are available at the conclusion of the fiscal year, the Committee reviews our pre-bonus Operating Income results and chooses to exclude or adjust certain items to ensure that award payments reflect the core operating performance of the business.  Examples include scenarios where the Company’s product prices decline by 50% or more, or increase by 100% or more. Operating Income measures our ability to generate income after covering operating costs and general and administrative expenses.  Operating Income grows by not only increasing revenues through increased sales or improved product prices, but also by maintaining product  margins, reducing costs and managing assets.  The primary challenge lies in maintaining reasonable product margins.  Beginning in 2016, the Committee also has the capability to use safety as a mechanism to apply negative discretion to NEO bonus payouts when safety performance is unsatisfactory.

Thus annual cash bonuses are designed to motivate and reward NEOs and all other executives on the achievement of Company goals for the performance year.  Our annual incentive plan is designed to allow NEOs and other executives to earn up to 200% of their target bonus based upon performance achieved.  Each executive’s target bonus is expressed as a percentage of base salary.  The bonus levels below were adopted by the Committee for 2015 forward.

Participant Title	Target Bonus (as % of Base Salary)	Max	Maximum Bonus (as % of Base Salary)
President and CEO	100%	2X	200%
Executive Vice President	85%	2X	170%
President of Trecora Chemical	60%	2X	120%
Chief Financial Officer	50%	2X	100%
Vice President of Marketing	50%	2X	100%
Vice President of Manufacturing	50%	2X	100%

2015

The President/CEO has discretion to reduce individual cash bonuses payable to other NEOs by 20% based on the President/CEO’s personal assessment of their individual performance.  Bonus payouts for the President/CEO and other NEOs were aligned with overall Company performance and shareholder return.  Actual Operating Income relative to the Operating Income goal determined the multiple to be applied to bonuses.

For example, if 100% (“Target” Performance) of the Operating Income goal is met, then a 1.00X multiple is applied to the participant’s target bonus.  Threshold payouts will occur when 80% of the Operating Income goal is met (“Threshold” Performance).  In this case a 0.50X multiple is applied to the participant’s Target bonus.  Performance below Threshold (80% Target of Operating Income) results in a zero dollar payout.  The Maximum payout occurs when actual Operating Income is greater than or equal to 140% of the Operating Income goal (“Maximum” Performance).  When Maximum Performance is achieved, a 2.00X multiple is applied to the participant’s Target bonus.  Payouts are scaled linearly between Threshold and Maximum for performance levels between 80% and 140% of Target Performance.  Payouts will be interpolated for actual performance between these points.

Examples of bonus payout calculations for the President/CEO are as follows:

Base Salary: $450,000
Target Bonus as % of Base Salary: 100%	$450,000
Maximum Bonus as % of Base Salary: 200%	$900,000

The following payout schedule is applied to 100% of the participant’s target bonus which is tied to corporate performance in the form of Operating Income.

Payout level	Corporate Performance Bonus Multiple	Performance Achievement
Maximum	2.00X	140% of Operating Income goal
Target	1.00X	100% of Operating Income goal
Threshold	0.50X	80% of Operating Income goal

As shown in the table below, the target bonus for our Company CEO, CFO and Executive Vice President were based 100% on the performance of the Company, while the bonus for the President of TC was based 65% on the performance of TC and 35% on the performance of the Company, and finally, the bonuses for our SHR Vice Presidents were based 65% on the performance of SHR and 35% on the performance of the Company.

	Pre bonus Operating Income
NEO	TC	SHR	TREC
CEO, CFO, Executive Vice President	-	-	100%
President of TC	65%	-	35%
Vice Presidents of SHR	-	65%	35%

2016

The Committee established the following bases for NEOs for 2016 as follows:

	Pre bonus Operating Income
NEO	TC	SHR	TREC
CEO, CFO, VP of Manufacturing	-	-	100%
President of TC	80%	-	20%
SHR Vice President of Marketing	-	80%	20%

The new ratios for 2016 represent a change in the Committee’s original intent to gradually shift the ratios towards being solely based on the Company’s performance.  The Committee believes this change will enhance the pay-for-performance relationship with our NEOs.

Profit Sharing Program.  SHR’s profit sharing program is available to all employees, including NEOs, based upon SHR’s quarterly performance.  Since SHR is located about an hour north of a larger petrochemical sector, competition for qualified, intelligent and conscientious employees is high.  Base pay for employees is typically less than larger facilities; however, the profit sharing program allows SHR to compensate employees with additional pay when profits are sound.  It also enables SHR the ability to forego payments during times of economic slowdown.  Profit sharing is done on a quarterly basis when cash flow permits.  There is no set formula for calculating or allocating profit sharing as it is based upon several factors including profit, cash flow, expectations and special cash needs of SHR and the Company.  In 2010 the Committee adopted a written policy governing employee profit sharing.  Pursuant to this policy, the pool of funds available for profit sharing during any particular calendar quarter cannot exceed 12% of SHR’s estimated earnings before interest, depreciation, taxes and amortization (“EBITDA”) for that quarter.  In addition, the President/CEO must submit a recommended level of profit sharing with proposed employee allocations to the Committee for approval. The amount of the total award allocated to each NEO and to each employee is based on (i) current base salary and pay levels, (ii) instances of individual superior performance, and (iii) instances of individual sub-standard performance.  SHR has a wide range of salary and pay levels, and in general employees at the lower end of the pay scale will be granted higher awards as a percentage of their base pay.  Under the policy, the Committee has authority to revise the amount of funding available for profit sharing, as well as, to adjust individual allocations.

TC employees also participate in the profit sharing program as a stand-alone company.

As previously explained, all profit sharing awards to NEOs and other participants in the Annual Cash Incentive Plan are netted out of any cash bonuses paid out under the Company’s Annual Cash Incentive Plan.  The Committee closely monitors profit sharing distributions to each participant in the Company’s Annual Cash Incentive Plan to ensure that such distributions do not exceed an amount equal to 75% of the cash bonus payable to a participant upon attainment of Threshold Performance.  In addition, the Committee determined that profit sharing awards to NEOs will be capped at 10% of total profit sharing awards paid to all employees during any particular calendar quarter and further, that the President/CEO has discretion to distribute that amount to the NEOs as he deems appropriate.

As an incentive for safe work performance, a safety award program is incorporated into the profit sharing program. As part of this program, SHR and TC pay every employee, including NEOs and other executives, a $500 net award at the end of each calendar quarter in which there are no lost-time or recordable accidents.  This program has been very successful in encouraging employees to watch out for one another and to work safely.  Consistent with profit sharing awards, all safe work awards are netted out of any annual bonuses paid to the NEOs and other executives under the Company’s annual incentive program.

Long-Term Incentive

In the past, stock options and restricted stock were periodically awarded to our NEOs and other executives in an effort to align their interests with those of our shareholders since both equity vehicles increase in value only if the price of Trecora Resources’ stock increases.

The size of awards was determined annually based on a consideration of competitive compensation practices and changes in our stock price year over year, as well as the number of shares remaining under our long-term incentive plan.

For 2016 the Committee adopted a long-term incentive (“LTI”) award program with overlapping annual grants of restricted stock for the NEOs.  Under the new LTI award program, performance based awards will comprise 50% of the annual award value.  Time-vested awards will comprise the remainder.  The performance period for performance based awards is 3 years and actual shares delivered will be determined at the end of the performance period based upon performance relative to pre-established goals.  Return on Invested Capital (“ROIC”) and Earnings Per Share Growth (“EPS Growth) are the two performance measures that will be utilized.  Each measure will be equally weighted at 50% meaning that half of the performance based award (25% of the total award) will be allocated to each measure.  Performance will be measured on a relative basis where performance is measured against the Company’s peer group.  Time-vested awards vest ratably over a 3 year period.  All awards will be paid out in restricted stock and payouts will range from 0% to 200% of the target award.

The Company’s performance over the 3 year period will be ranked against the peer group resulting in the application of a single multiplier to the target award value under each performance measure used.  The peer group will be reviewed on an annual basis and with each new annual award, the peer group can be modified.  Once a peer group is established at the outset of the performance period the companies within do not change except when consolidation among peers in the marketplace occurs.

If the Company percentile is below 25%, the performance based award will be forfeited.  If the Company percentile is between 25% and 50%, the amount earned will be determined by interpolation (between 50% and 100% of grant earned).  If the Company percentile is between 50% and 100%, the amount earned will be determined by interpolation (between 100% and 200% of grant earned.  Forfeiture of a performance based award will occur if EPS Growth is negative.

Performance	Percentile	Earned Percentile
Below Threshold	<25th	0%
Threshold	25th	50%
Target	50th	100%
Maximum (highest)	100th	200%

Upon any termination of employment, unvested shares and unearned performance based awards will be forfeited, except under the following scenarios:

Change in Control	Double trigger vesting.
Death and Disability	Pro rata vesting for restricted stock, options and performance shares.
Involuntary Termination Without Cause	Unvested restricted stock and stock options are forfeited and all performance awards expire and terminate.
Retirement	Pro rata vesting for restricted stock and options, as well as pro rata vesting for performance awards based on actual performance, subject to minimum 6 month service requirement after grant.

Perquisites.  We provide benefits that we believe are standard in the industry to all employees. These benefits consist of a group medical and dental insurance program for employees and their qualified dependents, group life insurance for employees and their spouses, accidental death and dismemberment coverage for employees, a Company sponsored cafeteria plan and a 401(k) employee savings and investment plan. The Company matches employee deferral amounts, including amounts deferred by named executive officers, up to a total of 6% of the employee’s eligible salary, excluding annual cash bonuses, subject to certain regulatory limitations.  During 2015 company vehicles were supplied to each of our NEOs for business and personal travel.  Our use of perquisites as an element of compensation is very limited.  We do not view perquisites as a significant element of our comprehensive compensation structure.

Governance of Pay Setting Process

In setting total direct compensation, a consistent approach is applied for all executives:

•	We benchmark our NEOs to comparable positions within the market in terms of specific duties, responsibilities, and job scope.

•
Each position has an established target annual incentive award opportunity, executive benefits and perquisites.  These incentive levels and benefits are reviewed by the Committee on an annual basis to determine their relative level of competitiveness with the market.

•	We generally target all elements of pay and total direct compensation to be positioned between the 25th to 50th percentiles of our peer group.

•
Individual executive pay positioning will vary based on the requirements of the job (competencies and skills), the executive’s experience and performance, and the organizational structure (internal alignment and pay relationships).

•
We also consider internal pay equity when establishing compensation levels.  Currently, we believe that our compensation level for each of our NEOs reflects his or her job responsibility and scope appropriately and scale down from the CEO in a reasonable manner.

•	Exceptions to normal practice may be made based on critical business and people needs.

Role of the Compensation Committee in Establishing Pay Levels

•
The Compensation Committee (comprised of only independent directors) establishes, reviews and approves all elements of the executive compensation program.  A copy of the Compensation Committee Charter is available on our website.  During 2015 the Committee engaged Pearl Meyer & Partners (“PM&P”) to serve as its independent outside executive compensation consultant.  PM&P’s primary role is to provide advice and perspective regarding market compensation trends that may impact decisions we make about our executive compensation program and practices.  The Company incurred expenses during 2015 and 2014 payable to PM&P in the amount of $51,511 and $79,683, respectively.  Management has the responsibility for effectively implementing the executive compensation program.  Additional responsibilities of the Committee, management and the consultant include:

•
The Committee reviews and approves business goals and objectives relevant to executive compensation, evaluates the performance of the President/CEO in light of these goals and objectives, and determines and establishes the President/CEO’s compensation level.

•
Based on review of market data, individual performance and internal pay comparisons, the Committee independently sets the pay for our President/CEO and reviews and approves all NEO and other executive pay arrangements.

Role of Management in Establishing Pay Levels

•	The President/CEO makes recommendations on program design and pay levels, where appropriate, and oversees the implementation of such programs and directives approved by the Committee.

•
The President/CEO develops pay recommendations for his direct reports and other key executives based on the results of PM&P’s analysis of current market compensation levels.  This includes all of our NEOs (with the exception of our CEO himself).

•	Our Chief Financial Officer provides the financial information used by the Committee to make decisions with respect to incentive compensation goals and related payouts.

Role of the Compensation Consultant in Establishing Pay Levels

•	The compensation consultant is responsible for gathering, analyzing and presenting peer group pay practices and relevant data to the Committee. They do not have the authority to determine pay.

•
The consultant provides periodic updates to the Committee regarding various tax, accounting and regulatory issues that could have an impact on executive compensation design, administration and/or disclosure.

Regulatory Considerations

We account for the equity compensation expense for our executives under the rule of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718 (“ASC 718”), which requires us to estimate and record an expense for each award of equity compensation over the vesting period of the award.  Accounting rules also require us to record cash compensation as an expense at the time the obligation is accrued.

Employment Arrangements

Contemporaneously with the acquisition of TC, the Company entered into an Employment Contract (“Employment Contract”) and Severance Agreement and Covenant Not to Compete, Solicit and Disclose (“Severance Agreement”) with Peter Loggenberg on October 1, 2014.  Pursuant to the Employment Contract, TREC agreed to employ Mr. Loggenberg as president of TC with duties typical of that position.  Mr. Loggenberg is to be paid a base salary of $350,000 subject to adjustment on an annual basis by the Board.  He also received a $35,000 signing bonus and grant of 7,000 restricted shares of the Company’s common stock.  The Employment Contract may be terminated for or without good cause.  On dismissal or termination of employment other than for good cause, the Company will pay a cash severance to Mr. Loggenberg in an amount equal to one-half (½) of his then annual base salary (excluding bonuses, grants of stock and/or stock options, profit sharing, benefits, and perquisites).  The cash severance shall be payable in six (6) equal monthly installments.  We have not entered into definitive employment agreements with any of our other executives.  All other executives serve at the discretion of the Board with no fixed term of employment.

Benchmarking Against Our Peer Group

We benchmark executive compensation against a peer group.  The peer group shown below was established by the Committee in the fall of 2014.  Peer group proxy data provides sufficient benchmarks for the executives, but because the companies are structured differently, not all peers have incumbents in the respective benchmarked positions.  Some jobs have no peer benchmarks available from proxy data, such as Vice President of Marketing, which necessitates the use of industry specific and general industry related surveys as an additional data source.  The consultant’s survey data provides expanded data to benchmark our executives’ positions.  Peer group and survey data provides a focal point in our examination of compensation trends across the petrochemical and chemical processing industry.  All of the companies in the peer group are specialty and/or commodity chemical producers.

KMG Chemicals Inc.                                                                Quaker Chemical Corp.                                                      Chase Corporation
Hawkins Inc.                                                                              Innospec Inc.                                                                     Stepan Company
Kraton Performance Polymers                                                 OMNOVA Solutions Inc.                                                  A. Schulman Inc.

Peer group benchmarking is one of several factors considered in the pay setting process.  Peer group practices are analyzed periodically for the pay element making up total direct compensation, and periodically for other elements (such as executive benefits and perquisites).  Three years of proxy data were analyzed for each of the Company’s ten peer companies.  In order to emphasize peer and industry long-term incentive practices, proxy data was the primary source used for long-term incentives and total direct compensation to develop market values for the compensation analysis.  In addition to peer group benchmarking, we also used surveys from the consultant in the pay setting process.  Survey sources included proprietary energy sector and other general and industry executive compensation databases.  We used a combination of proxy and survey data to develop market values.  All data was summarized to relevant statistics (e.g., median, 25th percentile and 75th percentile), and where applicable, survey data was bracketed to reflect a range of data appropriate for the Company’s revenue scope.  Data was segmented by revenue ranges (e.g., $100 million to $500 million) to ensure that the most appropriate information was used in the analysis.  The strategy behind the sources of data is to promote the best mix of authorities for competitive positions, utilize industry data for line operations and line executives and some general industry mix to staff executive positions, and balance the proxy data with published authorities to help smooth the volatility of executive changes in the peer group.  Market values of cash compensation were correlated to company size as measured by revenue and the data the Committee considered was size-adjusted where possible to reflect our general revenue level.  This process made the market data points directly applicable to the Company.

The Committee adopted the philosophy of targeting pay between the 25th to 50th percentile range of market data based on several factors including the relative size of the Company compared with some of the peers.

The table below sets forth the 2015 targeted compensation elements for each of our NEOs.

Executive	2015 Base Salary	Annual Incentive Plan Target (Profit Sharing and Cash Bonus)	Long-Term Incentive Compensation(1)	Total Direct Compensation Target
Nicholas N. Carter Former President & CEO Compensation Amount	$450,000	$450,000	$500,304	$1,400,304
Simon Upfill-Brown President & CEO/ Former Executive Vice President Compensation Amount	$374,000	$317,900	$490,228	$1,182,128
Connie J. Cook Chief Financial Officer Compensation Amount	$225,000	$112,500	$138,492	$475,992
Mark D. Williamson Vice President of Marketing Compensation Amount	$290,000	$145,000	$185,805	$620,805
Ron Franklin Vice President of Manufacturing Compensation Amount	$257,000	$128,500	$166,918	$552,418
Peter Loggenberg(2) President Trecora Chemical Compensation Amount	$350,000	$210,000	$44,108	$604,108

(1)
The compensation amount for each NEO shown reflects the value of options granted to the NEOs by the Compensation Committee in the first quarter of 2011 and 2014 which vest over four (4) years in equal increments and the value of restricted stock granted in the first quarter of 2015 which vests over four (4) years in equal increments. For Mr. Upfill-Brown this amount represents the value of options granted in the second quarter of 2013 and the first quarter of 2014 which vest over the next (4) years in equal increments and the value of restricted stock granted in the first quarter of 2015 which vests over four (4) years in equal increments.

(2)	Mr. Loggenberg’s amount represents the value of restricted stock granted in the first quarter of 2015 which vests over four (4) years in equal increments.

The charts below illustrate that a large portion of our NEOs’ pay is performance based (e.g., approximately 61% of our President/CEO/Executive VP’s pay is performance based and approximately 50% of our other NEOs’ pay is performance based).  The Executive VP’s compensation was included with the CEO because he was promoted to CEO during 2015.

Determination of Performance Targets

Operating Income Targets are set taking into account business conditions, expectations regarding the probability of achievement, and historical financial performance.  Consistent with our philosophy and approach to setting goals, incentive payouts that are above target will be for superior performance (results that exceed our business plan).  Targets are set at the beginning of the performance period.  The process is summarized below:

Beginning of the Performance Period	During the Performance Period	End of the Performance Period
Operating Income goals are developed by the Committee and management and ultimately approved by the Committee	Operating Income performance is monitored relative to goals Operating Income goals cannot be changed during the performance period
Management presents actual Operating Income results relative to goals and the Committee reviews actual performance to determine any payouts

The Committee may exclude or adjust certain items that are outside the normal course of business, unusual and/or infrequent, and not reflective of our core operating performance for that period

Any adjustments at the end of the performance period will be at the Committee’s discretion.

Company Goal (Operating Income)

2015

The Committee set a Target of $34 million of pre-bonus Operating Income for 2015 for TREC resulting in a Threshold of $27.2 million.  The Target for 2015 represented a 54.5% increase as compared to 2014.  SHR’s 2015 target was set at $37 million of Operating Income, and TC’s 2015 target was set at $6.4 million of Operating Income.

2016

After consultation with our NEOs and forecasts from outside analysts, the Committee set a Target of $44.6 million of pre-bonus Operating Income for 2016 for TREC resulting in a Threshold of $35.7 million.  The Target for 2015 represents a 31.2% increase as compared to 2015 and reflects the intent to continue growing the consolidated companies.  SHR’s 2016 target was set at $47 million of Operating Income, and TC’s 2016 target was set at $5.0 million of Operating Income.  The Committee and management believe these targets to be both realistic and achievable.

Report of the Compensation Committee

Management has prepared the Compensation Discussion and Analysis of the compensation program for NEOs (beginning on page 28).  The Committee has reviewed and discussed the Compensation Discussion and Analysis for fiscal year 2015 with management.  Based on this review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s 2016 Proxy Statement.

This report is provided by the following independent directors who comprise the committee:

John R. Townsend, Chairman
Joseph P. Palm
Allen P. McKee
Gary K. Adams
                Karen A. Twitchell

Compensation Committee Interlocks and Insider Participation

During 2015 no member of the Committee had a relationship that required disclosure as a Compensation Committee interlock.

Compensation and Risk

We believe that our performance-based compensation program creates appropriate incentives to increase long-term shareholder value.  This program has been designed and administered in a manner that discourages undue risk-taking by employees.  Relevant features of this program include:

•	limits on annual incentive and long-term performance awards, thereby defining and capping potential payouts;

•	application of an annual incentive metric that aligns employees with the common goal of increasing Operating Income;

•	use of a long-term incentive vehicles—stock options and/or restricted stock—that vests over a number of years, thereby providing strong incentives for sustained operational and financial performance;

•	Committee discretion to adjust payouts under the annual incentive plan to reflect the core operating performance of the company but prohibits discretion for payouts above stated maximum awards; and

•
annual bonuses to executives are awarded after the Company and its subsidiaries’ pre-bonus Operating Income for the fiscal year are determined which means that the annual bonus is delayed and at risk to the executives based on the actual net operating performance of the Company and its subsidiaries.

Executive Compensation Program for 2015 and 2014

Results - Company Performance Highlights

Highlights of our 2015 performance year were:

•	TREC
o	Target Pre-bonus Operating Income of $34.0 million
o	Threshold level of $27.2 million
o	Actual Pre-bonus Operating Income was $37.4 million which was 10% above the Target level

•	SHR
o	Target Operating Income of 37.0 million
o	Threshold level of $29.6
o	Actual Operating Income was $43.1 million which was 16.4% above the Target

•	TC
o	Target Operating Income of $6.4 million
o	Threshold level of $5.1 million
o	Actual Operating Income was a loss of approximately $1,100

•	Based on these results our executive qualified for a bonus under the annual incentive program of approximately $1.4 million.

•	2015 Adjusted EBITDA of $47.3 million

Highlights of our 2014 performance year were:

•
2014 Target Pre-bonus Operating Income of $22 million; therefore, Threshold level of $17.6 million; As noted previously, our 2014 actual Pre-bonus Operating Income was $29.4 million which was 34% above the Target level of $22 million; therefore, our executives qualified for a bonus under the annual incentive program of approximately $1.6 million.

•	2014 Adjusted EBITDA of $33.0 million

Based on the executive compensation review conducted during the fall of 2015 and effective March 1, 2016, the Committee increased base salaries of the President/CEO and the Chief Financial Officer by 11.1%, respectively, for 2016 as compared to 2015 in an effort to bring these NEOs closer to the 25th - 50th percentile of the market.  Since the acquisition of TC occurred during the 4th quarter of 2014, the Committee approved the recommendation of the President/CEO to maintain the base salary of the President of TC for 2016 at the same level as 2015.  The Vice President of Manufacturing has increased duties associated with the acquisition of TC, and the Committee approved the recommendation of the President/CEO to increase his base salary by 12.8% from 2015, effective March 1, 2016.  Finally, effective March 1, 2016, the Committee increased the base salary of the Vice President of Marketing as compared to 2015 by 3.4% in an effort to offset cost-of-living increases and maintain consistency with the 3% increase in wages given to our non-executive employees in 2015.

Below is a table comparing 2015 and 2016 executive base salary.

Position	Market Percentile 2015	Base Salary 2015	Base Salary 2016	Increase
President and CEO	<10th	$450,000	$500,000	$50,000
Chief Financial Officer	<10th	225,000	250,000	25,000
Vice President of Marketing	70th	290,000	300,000	10,000
Vice President of Manufacturing	27th	257,000	290,000	33,000
President of Trecora Chemical	88th	350,000	350,000	-

On February 20, 2014, the Committee approved the grant of 150,000 stock options to the President/CEO and an additional 350, 000 stock options for the President/CEO to allocate amongst the NEOs and other executives under the 2012 Stock and Incentive Plan.  These options have an exercise price equal to the closing price of the stock on February 21, 2014, which was $12.26 as reported by NYSE Euronext and vest in 25% increments over a 4 year period.  Below is a table showing the allocation of these options to our NEOs and other executives.

Employee Name	Title	Total Options Granted	Vesting Period #1 2/21/14- 2/20/15	Vesting Period #2 2/21/15- 2/20/16	Vesting Period #3 2/21/16- 2/20/17	Vesting Period #4 2/21/17- 2/20/18
Nicholas Carter	President /CEO	150,000	37,500	37,500	37,500	37,500
Simon Upfill-Brown	Executive VP	120,000	30,000	30,000	30,000	30,000
Ronald Franklin	VP Manufacturing	58,000	14,500	14,500	14,500	14,500
Connie Cook	Sec/Treas/CFO	47,000	11,750	11,750	11,750	11,750
Mark Williamson	VP Marketing	65,000	16,250	16,250	16,250	16,250
John Cook	Mgr. of Prod. Eng.	10,000	2,500	2,500	2,500	2,500
Turner Evans	Mgr. of Operations	10,000	2,500	2,500	2,500	2,500
Marvin Kaufman	Mgr. of Tech. Svc.	10,000	2,500	2,500	2,500	2,500
Darren Smith	IT Manager	10,000	2,500	2,500	2,500	2,500
Ada Hartman	Controller	10,000	2,500	2,500	2,500	2,500
Luke Worry	Maintenance Mgr.	10,000	2,500	2,500	2,500	2,500
Total		500,000

On January 14, 2015, the Committee determined it would be prudent for the Company to cease making stock option grants to NEOs and only grant restricted stock, because it would be simpler, less costly, and better match what the NEOs are requesting.  The Committee decided to move to grants of 100% restricted stock for 2015, and for 2016, implement some form of performance component where the restricted shares vest contingent upon a set level of performance using threshold, target and maximums.   The Committee set up three tiers of target percentages of base salary for LTI compensation to be granted annually to the NEOs – Tier 1 for the President/CEO position with LTI compensation equal to 150% of base salary; Tier 2 for the Executive Vice President position with LTI compensation equal to 115% of base salary; and Tier 3 for the remaining executive positions with LTI compensation equal to 55% of base salary.  The grants of restricted stock to the NEOs include a “net transaction” option which allows the NEOs to receive restricted grants with the Company withholding federal income taxes.

On February 10, 2015, the Committee approved the grant of 118,040 restricted shares to the NEOs.  The restricted shares vest in increments of 25% each over a 4 year period with a price equal to the closing price of the stock on February 10, 2015.  Below is a table showing the allocation of these restricted shares to our NEOs.

Employee Name	Title	Total Restricted Shares Granted	Vesting Period #1 2/10/15- 2/09/16	Vesting Period #2 2/10/16- 2/09/17	Vesting Period #3 2/10/17- 2/09/18	Vesting Period #4 2/10/18- 2/09/19
Nicholas Carter	President /CEO	46,265	11,566	11,566	11,566	11,567
Simon Upfill-Brown	Executive VP	29,479	7,370	7,370	7,370	7,369
Ronald Franklin	VP Manufacturing	9,688	2,422	2,422	2,422	2,422
Connie Cook	Sec/Treas/CFO	8,482	2,120	2,120	2,121	2,121
Mark Williamson	VP Marketing	10,932	2,733	2,733	2,733	2,733
Peter Loggenberg	President Trecora Chemical	13,194	3,298	3,298	3,299	3,299
Total		118,040

On February 17, 2016, the Committee approved the grant of restricted shares on March 1, 2016, based upon that day’s closing price to the NEOs based upon the target percentages indicated below:

Position	Target LTI (as % of Base Salary)	Base Salary 2016	Target LTI
President and CEO	120%	$500,000	$600,000
Chief Financial Officer	60%	250,000	150,000
Vice President of Marketing	55%	300,000	165,000
Vice President of Manufacturing	55%	290,000	159,500
President of Trecora Chemical	55%	350,000	192,500

Vesting of this grant will occur as follows:
•	50% vest ratably over 3 years
•	25% vest at the end of three years based on the Company’s ROIC relative to peers
•	25% vest at the end of three years based on the Company’s EPS growth relative to peers
•	The final amount of shares awarded based upon relative performance will be adjusted according to performance levels.

The closing price on March 1, 2016, was $9.39 resulting in the grant of target shares indicated below:

Employee Name	Title	Total Restricted Shares Granted	Vesting Period #1 3/01/16- 2/28/17	Vesting Period #2 3/01/17- 2/28/18	Vesting Period #3 3/01/18- 2/28/19	Vesting Period #3 3/01/16- 2/28/19
Simon Upfill-Brown	President /CEO	63,898	10,650	10,650	10,650	31,948
Ronald Franklin	VP Manufacturing	16,986	2,831	2,831	2,831	8,493
Connie Cook	Sec/Treas/CFO	15,974	2,662	2,662	2,662	7,988
Mark Williamson	VP Marketing	17,572	2,929	2,929	2,929	8,785
Peter Loggenberg	President Trecora Chemical	20,501	3,417	3,417	3,417	10,250
Total		134,931

2015 Summary Compensation Table

The following table sets forth information regarding 2015 compensation for each NEO; 2014 and 2013 compensation is presented for executives who were also NEOs in 2014 and 2013.  This table should be read in conjunction with the explanations provided above.  It sets forth summary compensation information for the year ended December 31, 2015, for the Company’s (i) chief executive officer, (ii) chief financial officer, and (iii) each of the Company’s four most highly compensated executives other than the chief executive officer and the chief financial officer who were serving as executive officers of the Company as of December 31, 2015.

2015 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Award(s) ($)(1)	Option Award(s) ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)(2)	Total ($)
Nicholas N. Carter former President and Chief Executive Officer	2015	$257,650	$325,271	$83,788	$219,722	--	--	$144,154	$1,030,585
	2014	$384,966	$568,539	--	$443,137	--	--	$41,843	$1,438,485
	2013	$376,880	$311,380	--	$156,771	--	--	$23,867	$868,898
Simon Upfill-Brown President/CEO since July2015; previously Executive Vice President	2015	$423,615	$468,007	$98,658	$391,661	--	--	$43,047	$1,424,988
	2014	$336,858	$464,096	--	$354,710	--	--	$34,421	$1,190,085
	2013	$316,923	$206,788	--	$83,745	--	--	$18,400	$625,856
Connie J. Cook Chief Financial Officer since Jan 2011; previously Chief Accounting Officer	2015	$232,741	$137,624	$28,353	$110,138	--	--	$29,095	$537,951
	2014	$192,484	$162,755	--	$160,988	--	--	$26,073	$542,300
	2013	$176,015	$73,829	--	$71,260	--	--	$27,810	$348,914
Mark D. Williamson Vice President of Marketing, Petrochemical Company	2015	$300,809	$193,884	$36,552	$149,253	--	--	$45,049	$725,547
	2014	$277,937	$231,708	--	$185,850	--	--	$35,568	$731,063
	2013	$272,099	$113,506	--	$61,758	--	--	$18,417	$465,780
Ron Franklin Vice President of Manufacturing, Petrochemical Company	2015	$273,845	$171,578	$32,392	$134,526	--	--	$33,282	$645,623
	2014	$246,209	$228,084	--	$181,988	--	--	$32,143	$688,424
	2013	$241,038	$111,738	--	$71,260	--	--	$19,941	$443,977
Peter M. Loggenberg(3) President of Specialty Wax Company	2015	$363,462	$89,358	$44,108	--	--	--	$31,994	$528,922
	2014	$78,077	$35,742	$79,310	--	--	--	$2,405	$195,534

(1)
These columns represent the dollar amounts for the years shown of the grant date fair value of stock and options that were granted in those years in accordance with SEC rules.  These amounts reflect the Company’s fiscal year accounting expense and do not correspond to the actual value that will be realized by the NEOs. For information on the valuation assumptions, see “Note 2 – Summary of Significant Accounting Policies – Share-Based Compensation” and “Note 14 – Share-Based Compensation” in the notes to our consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015.  Mr. Carter’s amounts were allocated based upon his time served.

(2)	See the 2015 All Other Compensation Table below for additional information.
(3)	Mr. Loggenberg’s amounts only reflect one quarter in 2014 due to the acquisition closing date of October 1, 2014, for Trecora Chemical.

2015 All Other Compensation Table

We provided our NEOs with additional benefits, reflected in the table below for 2015, that we believe are reasonable, competitive and consistent with the Company’s overall executive compensation program.  The costs of these benefits constitute only a small percentage of each NEO’s total compensation.

2015 All Other Compensation

Name of Executive	Company 401(k) Contributions	Safety Award	Personal Use of Company Car	Life Insurance Premiums	Other(1)	Total
Carter	$14,013	$1,376	$30,218	$2,313	$96,234	$144,154
Upfill-Brown	22,915	2,134	13,287	3,216	1,495	43,047
Cook	13,363	2,134	12,807	791	-	29,095
Williamson	15,900	2,134	23,799	3,216	-	45,049
Franklin	15,761	2,134	13,413	1,974	-	33,282
Loggenberg	15,900	1,950	13,250	894	-	31,994

(1)	This column reports the total amount of other benefits provided such as health club dues, retirement awards, and tuition reimbursements.

2015 Realized Compensation

The SEC’s calculation of total compensation, as shown in the 2015 Summary Compensation Table set forth on page 43, includes several items that are driven by accounting and actuarial assumptions, which are not necessarily reflective of compensation actually realized by the NEOs in a particular year.  To supplement the SEC required disclosure, we have included the additional table below, which shows compensation actually realized by each NEO as reported on the NEO’s W-2 form for each of the years shown.

2015 Realized Compensation Table

Name and Principal Position	Year	Realized Compensation(1)
Nicholas N. Carter President/CEO	2015	$947,178
	2014	707,571
	2013	677,451
Simon Upfill-Brown Executive Vice President	2015	910,325
	2014	558,305
	2013	463,041
Connie J. Cook CFO	2015	412,655
	2014	275,180
	2013	267,772
Mark D. Williamson VP of Marketing - SHR	2015	563,146
	2014	406,054
	2013	391,972
Ronald R. Franklin VP of Manufacturing - SHR	2015	520,931
	2014	369,662
	2013	361,630
Peter M. Loggenberg(2) President of Trecora Chemical	2015	465,252
	2014	116,224

(1)
Amounts reported as realized compensation differ substantially from the amounts determined under SEC rules and reported as total compensation in the 2015 Summary Compensation Table.  Realized compensation is not a substitute for total compensation.  For a reconciliation of amounts reported as realized compensation and amounts reported as total compensation, see below.  For more information on total compensation as calculated under SEC rules, see the narrative and notes accompanying the 2015 Summary Compensation Table set forth on page 43.

(2)	Mr. Loggenberg’s amounts only reflect one quarter in 2014 due to the acquisition closing date of October 1, 2014, for Trecora Chemical.

Reconciliation of Realized Compensation Table

The amounts reported in the 2015 Realized Compensation Table reflect income for the years shown as reported on the NEOs’ W-2 forms.  The amounts differ substantially from the amount reported as total compensation in the 2015 Summary Compensation Table required under SEC rules and are not a substitute for the amounts reported in the 2015 Summary Compensation Table.  For 2015, realized compensation represents: (1) total compensation, as determined under applicable SEC rules, minus (2) the aggregate grant date fair value of equity awards (as reflected in the Stock and Option Awards columns) and (3) the Company’s 401(k) contributions (as reflected in the 2015 All Other Compensation Table above).  In addition, realized compensation reflects any bonus actually paid in the year shown, whereas total compensation under SEC rules, reflects any bonus earned for the year shown.

Grants of Plan-Based Awards

The following table presents information concerning plan-based awards granted to each NEO during 2015 under the 2012 Stock and Incentive Plan which stockholders approved in 2012.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts under Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	All Other Options Awards: Number of Securities Under-lying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards
Nicholas Carter	02/10/15							46,265			$675,000
Simon Upfill-Brown	02/10/15							29,479			$430,100
Mark Williamson	02/10/15							10,932			$159,500
Connie Cook	02/10/15							8,482			$123,750
Ronald Franklin	02/10/15							9,688			$141,350
Peter Loggenberg	02/10/15							13,194			$192,500

(1)	Represents stock grant of 118,040 shares made on February 10, 2015, to NEOs valued at closing price on that date of $14.59 per share. The stock vests over a 4 year period with 25% vesting each year.

2015 Outstanding Equity Awards at Fiscal Year-End

The following table presents information concerning outstanding equity awards held by the NEOs.  This table includes unexercised (both vested and unvested) option and restricted stock awards that were not satisfied as of December 31, 2015.  Each equity grant is shown separately for each NEO.  The vesting schedule for each outstanding award is shown following this table based upon the option or restricted stock grant date.

	Option awards					Stock awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option Expiration date	Number of Shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested (#)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
Hatem El Khalidi	--	200,000	--	$3.40	06/30/19	--	--	--	--
Nicholas Carter	129,030	--	--	$4.86	01/11/21	--	--	--	--
	37,500	112,500	--	$12.26	02/20/24	--	--	--	--
	--	--	--	--	--	46,265	$675,000	--	--
Mark Williamson	20,000	--	--	$2.21	01/27/17	--	--	--	--
	50,830	--	--	$4.86	01/11/21	--	--	--	--
	16,250	48,750	--	$12.26	02/20/24	--	--	--	--
	--	--	--	--	--	10,932	$159,500	--	--
Connie Cook	5,000	--	--	$2.21	01/27/17	--	--	--	--
	58,650	--	--	$4.86	01/11/21	--	--	--	--
	11,750	35,250	--	$12.26	02/20/24	--	--	--	--
	--	--	--	--	--	8,482	$123,750	--	--
Ronald Franklin	10,000	--	--	$2.47	06/22/17	--	--	--	--
	58,650	--	--	$4.86	01/11/21	--	--	--	--
	14,500	43,500	--	$12.26	02/20/24	--	--	--	--
	--	--	--	--	--	9,688	$141,350	--	--
Simon Upfill-Brown	40,000	45,000	--	$7.71	05/28/23	--	--	--	--
	30,000	90,000	--	$12.26	02/20/24	--	--	--	--
	--	--	--	--	--	29,479	$430,100	--	--
Peter Loggenberg	--	--	--	--	--	13,194	$192,500	--	--

2015 Outstanding Equity Awards at Fiscal Year-End Vesting Schedule

Name	Grant Date	Option Awards Vesting Schedule1
Upfill-Brown	05/29/13	25% vests in 2014, 2015, 2016, and 2017
Carter	02/21/14	25% vests in 2015, 2016, 2017, and 2018
Cook	02/21/14	25% vests in 2015, 2016, 2017, and 2018
Willamson	02/21/14	25% vests in 2015, 2016, 2017, and 2018
Franklin	02/21/14	25% vests in 2015, 2016, 2017, and 2018
Upfill-Brown	02/21/14	25% vests in 2015, 2016, 2017, and 2018
1 This column shows the vesting schedule of unexercisable options reported in the “Number of Securities Underlying Unexercised Options Unexercisable” of the 2015 Outstanding Equity Awards at Fiscal Year-End Table.  The stock options vest on the anniversary of the grant date in the years shown in the table above.

2015 Pension Benefits(1)
Name	Plan name	Number of years credited service	Present value of accumulated benefit ($)	Payments during last fiscal year ($)
Hatem El Khalidi President and Chief Executive Officer until June 30, 2009	Retirement Agreement (2)	42	$911,030	$0
	Retirement Agreement (3)	42	31,500	$0
	Saudi Arabian Termination Benefits (4)	42	-	$240,000
Nicholas Carter President and CEO until July 15, 2015	Retirement Award(5)	38	-	38,000
Total			$942,530	$278,000

(1)
In May 2010 the Board of Directors terminated the retirement agreement, options, retirement bonus, and any outstanding directors’ fees due to Mr. El Khalidi; however, due to the litigation discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, all amounts remain outstanding until a resolution is achieved.

(2)
In January 2008 the retirement agreement entered into in February 2007 with Mr. El Khalidi, then president of the Company, was modified.  The new agreement provided for $6,000 per month in benefits to Mr. El Khalidi upon his retirement for the remainder of his life.  Additionally, upon his death $4,000 per month would be paid to his surviving spouse for the remainder of her life.  A health insurance benefit was also provided.  An additional $382,000 was accrued in January 2008 for the increase in benefits.  A liability of approximately $911,000 based upon an annuity single premium value contract was outstanding at December 31, 2015.

(3)
While there is no written policy regarding retirement bonus compensation, the Company had historically awarded all employees (regardless of job position) a retirement bonus equal to $750 for each year of service.  Since Mr. El Khalidi was employed by the Company for 42 years, the Board of Directors voted to award him a $31,500 retirement bonus, consistent with that provided to all other retired employees.

(4)
Employer termination benefits required by the Saudi Labor and Workman Law provide for termination benefits.  Based upon a Saudi Court decision the amount owed is $240,000.  This amount was paid to Mr. El Khalidi; therefore, as of December 31, 2015, no amount was outstanding.

(5)
The Company awarded Mr. Carter a retirement bonus equal to $1,000 for each year of service as consistent with other retired employees.  In July 2015 the Company entered into a retirement agreement with Mr. Carter which provided for continued health and dental insurance coverage for both Mr. Carter and his spouse for life based upon the same cost sharing basis as active employees.

OTHER BUSINESS

As of the date of this proxy statement’s printing, we do not intend to submit any matters to the meeting other than those set forth herein, and we know of no additional matters that will be presented by others. However, if any other business should come before the meeting; the persons named in the enclosed proxy card have discretionary authority to vote your shares with respect to such matters in accordance with their best judgment.

By order of the Board of Directors
Connie Cook
Secretary

Trecora Resources

IMPORTANT ANNUAL MEETING INFORMATION 000004

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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

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Annual Meeting Proxy Card

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A Proposals — THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2 AND 3.

1. RE-ELECTION OF DIRECTORS:

	For	Against	Abstain
01 - SIMON UPFILL-BROWN	☐	☐	☐
02 - GARY K. ADAMS	☐	☐	☐
03 - KAREN A. TWITCHELL	☐	☐	☐

	For	Against	Abstain
2. THE SELECTION OF BKM SOWAN HORAN, L.L.P. AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR 2016	☐	☐	☐
3. TO APPROVE, BY NON-BINDING VOTE, THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVES	☐	☐	☐

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Meeting Date: May 17, 2016
at 11:00 a.m. CDT

Important notice regarding internet availability of proxy materials for the stockholder meeting to be held on May 17, 2016

The Notice of Annual Meeting of Stockholders and Proxy Statement are available at: http://ir.trecora.com/

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Proxy — Trecora Resources

TRECORA RESOURCES ANNUAL MEETING TO BE HELD ON 5/17/16 AT 11:00 A.M. C.D.T. FOR HOLDERS AS OF 3/28/16

Connie Cook or Charles Goehringer, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Trecora Resources to be held on May 17, 2016, or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR Proposals 1, 2 and 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)